SECURITIES PURCHASE AGREEMENT

by and among
Malibu Boats, Inc.
Saxdor Yachts Oy
and
the Stockholders of Saxdor Yachts Oy

March 2, 2026

TABLE OF CONTENTS
Page
ARTICLE 1 THE TRANSACTION
Section 1.1    Purchase and Sale of Securities
Section 1.2    Purchase Price; Earnout
Section 1.3    Estimated Closing Balance Sheet
Section 1.4    Post-Closing Adjustment
Section 1.5    Closing
Section 1.6    Closing Deliveries
Section 1.7    Earnout Mechanics
Section 1.8    Additional Earnout Covenants
Section 1.9    Key Sellers’ Purchaser Shares
Section 1.10    Withholding Rights
Section 1.11    Share Cap
Section 1.12    Sellers’ Transaction Costs
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Section 2.1    Authority and Enforceability
Section 2.2    No Conflict
Section 2.3    Capitalization and Ownership
Section 2.4    U.S. Securities Law
Section 2.5    Brokers or Finders
Section 2.6    Representations Complete
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 3.1    Organization and Good Standing
Section 3.2    Authority and Enforceability
Section 3.3    No Conflict
Section 3.4    Capitalization and Ownership
Section 3.5    Financial Statements
Section 3.6    Books and Records
Section 3.7    Accounts Receivable; Bank Accounts
Section 3.8    Inventories
Section 3.9    No Undisclosed Liabilities
Section 3.10    Absence of Certain Changes and Events
Section 3.11    Assets; Sufficiency
Section 3.12    Real Property
Section 3.13    Intellectual Property
Section 3.14    Contracts
Section 3.15    Tax Matters
Section 3.16    Employee Benefit Matters
Section 3.17    Employment and Labor Matters
Section 3.18    Environmental, Health and Safety Matters
Section 3.19    Compliance with Laws and Governmental Authorizations
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Section 3.20    No Government Contracts or Subcontracts
Section 3.21    Legal Proceedings
Section 3.22    Customers and Suppliers
Section 3.23    Product Warranty; Product Claims
Section 3.24    Product Liability
Section 3.25    Insurance
Section 3.26    Related Party Transactions
Section 3.27    Data Protection
Section 3.28    Corruption and Trade Regulation
Section 3.29    Brokers or Finders
Section 3.30    Solvency
Section 3.31    Representations Complete
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Section 4.1    Organization and Good Standing
Section 4.2    Authority and Enforceability
Section 4.3    No Conflict
Section 4.4    Valid Issuance; Sufficient Cash on Hand
Section 4.5    SEC Filings
Section 4.6    Legal Proceedings
Section 4.7    Brokers or Finders
ARTICLE 5 COVENANTS
Section 5.1    Consents and Filings; Reasonable Efforts
Section 5.2    Confidentiality
Section 5.4    Public Announcements
Section 5.6    Further Assurances
ARTICLE 6 CERTAIN TAX MATTERS
Section 6.1    Tax Apportionment
Section 6.2    Tax Returns
Section 6.3    Tax Proceedings
Section 6.4    Tax Sharing Agreements
Section 6.5    Transfer Taxes
Section 6.6    Tax Cooperation
Section 6.7    Overlap
ARTICLE 7 INDEMNIFICATION
Section 7.1    Indemnification by the Sellers
Section 7.2    Monetary Liability Cap
Section 7.3    Indemnification by the Purchaser
Section 7.4    Claim Procedure
Section 7.5    RWI Policy
Section 7.6    Third Party Claims
Section 7.7    Survival of Representations and Warranties
Section 7.8    No Right of Indemnification or Contribution
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Section 7.9    Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser
Section 7.10    Exclusive Remedies
Section 7.11    Tax Treatment of Indemnification Payments
ARTICLE 8 SELLERS RELEASE
Section 8.1    General Release
Section 8.2    Scope of Released Claims; Excluded Claims
ARTICLE 9 GENERAL PROVISIONS
Section 9.1    Seller Representative
Section 9.2    Notices
Section 9.3    Amendment
Section 9.4    Waiver and Remedies
Section 9.5    Entire Agreement
Section 9.6    Assignment and Successors and No Third Party Rights
Section 9.7    Severability
Section 9.8    Exhibits and Schedules
Section 9.9    Interpretation
Section 9.10    Construction
Section 9.11    Governing Law
Section 9.12    Specific Performance
Section 9.13    Jurisdiction and Service of Process
Section 9.14    Waiver of Jury Trial
Section 9.15    Expenses
Section 9.16    Non-Recourse
Section 9.17    No Joint Venture
Section 9.18    Counterparts
Schedules and Exhibits
Schedule 1 – Definitions
Schedule 1.1(a) – Illustrative Closing Working Capital
Schedule 2 – Sellers
Schedule 3 – Earnout

Exhibit A – RWI Policy
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SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (this “Agreement”) is made as of March 2, 2026, by and among Malibu Boats, Inc., a Delaware corporation (the “Purchaser”), Saxdor Yachts Oy, a Finnish limited company (the “Company”), and the stockholders and option right holders of the Company identified on Schedule 2 (each a “Seller” and collectively, the “Sellers”).
The Sellers desire to sell to Holdco, a Finnish limited company wholly owned and controlled by the Purchaser, and the Purchaser desires to cause Holdco to purchase from the Sellers, all of the issued and outstanding (i) shares of the capital stock of the Company (collectively, the “Shares”) and (ii) allocated option rights in the Company (collectively, the “Option Rights”, and together with the Shares, the “Securities”) in accordance with the provisions of this Agreement, including the definitions set forth on Schedule 1.
NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
THE TRANSACTION
Section 1.1Purchase and Sale of Securities. On the terms and subject to the conditions set forth in this Agreement, the Sellers hereby sell and transfer to Holdco (with the Purchaser being responsible for any obligations and liabilities allocated to the recipient of the Securities under this Agreement), and the Purchaser hereby causes Holdco to purchase and acquire from the Sellers, all of the Securities free and clear of all Encumbrances and together with all accrued rights and benefits attached thereto. The Sellers shall transfer the Securities to Holdco, provided that the Purchaser shall be responsible for any obligations or liabilities allocated to the recipient of the Securities under this Agreement.
Section 1.2Purchase Price; Earnout. Subject to Section 1.4, the purchase price for the Securities (the “Purchase Price”) shall be:
(a)an amount equal to the sum of (i) €110,000,000 plus (ii) the amount of the Working Capital Adjustment, if any, plus (iii) the amount of the Closing Cash Adjustment, if any, minus (iv) Closing Indebtedness, minus (v) Company Transaction Expenses (the “Cash Consideration”); and
(b)the issuance of 1,523,794 Purchaser Shares (the “Share Consideration”); plus €295.40 in cash to reflect the value of the fractional Purchaser Shares that otherwise would have been issued to reflect 1,523,806 Purchaser Shares allocated among the Sellers.
(c)The Purchase Price shall be apportioned and allocated for the Securities among the Sellers as set forth opposite their respective names on Schedule 2.
(d)Upon achievement of the conditions specified in Schedule 3, each Seller shall also be entitled to receive certain earnout payments (the “Earnout Consideration”), allocated in accordance with such Seller’s Pro Rata Share, subject to the terms and conditions of Section 1.7, Section 1.8 and Schedule 3. Any Earnout Consideration payable by the Purchaser to the Sellers will be reduced, on a euro-for-euro basis, by the amount of any advisory, board or consulting fees payable by the Company that are calculated by reference to, or triggered by, such Earnout Consideration; provided, however, that in no event shall such fees, with respect to any Earnout Consideration payment, exceed 1.35% of the applicable Earnout Consideration.

Section 1.3Estimated Closing Balance Sheet. Prior to the Closing Date, the Company will have delivered to the Purchaser an unaudited consolidated balance sheet of the Acquired Companies prepared in accordance with Section 1.4(h) on an estimated basis as of 11:59 P.M. on February 28, 2026 (the “Estimated Closing Balance Sheet”). The Company will deliver with the Estimated Closing Balance Sheet a statement setting forth the Company’s good faith calculations based thereon of (a) the estimated Closing Working Capital and the resulting estimated Working Capital Adjustment, (b) the estimated Closing Indebtedness, (c) the estimated Closing Cash and the resulting estimated Closing Cash Adjustment, (d) the estimated Company Transaction Expenses and (e) the estimated Cash Consideration determined based on the foregoing estimated amounts derived from the Estimated Closing Balance Sheet (the “Estimated Cash Consideration”). The Company will have permitted the Purchaser and its Representatives reasonable access to the personnel, properties, books and records of the Acquired Companies for the purpose of evaluating the foregoing statements and calculations. If the Purchaser raised any reasonable objections to the foregoing statements and calculations, the Purchaser and the Company will have considered in good faith such objections prior to the Closing, and the Company will have made such revisions to such disputed items as may be mutually agreed between the Purchaser and the Company. No failure by the Purchaser to raise any objection or dispute pursuant to this Section 1.3 shall in any way prejudice the Purchaser’s right to raise any matter pursuant to the provisions of Section 1.4 or otherwise. Other than as agreed among the parties, from and after 11:59 P.M. on the Business Day immediately prior to the Closing Date until the Closing, the Sellers and the Company hereby agree not to have taken any action outside the ordinary course of business that would alter the Estimated Cash Consideration if such actions were included in the relevant calculations for the Estimated Cash Consideration.
Section 1.4Post-Closing Adjustment.
(a)Within 90 days after the Closing Date, the Purchaser will prepare and deliver to the Seller Representative written notice (the “Adjustment Notice”) containing (i) an unaudited consolidated balance sheet of the Acquired Companies as of 11:59 P.M. on February 28, 2026 (the “Closing Balance Sheet”) and (ii) the Purchaser’s calculation based thereon of (A) the Closing Working Capital and the resulting Working Capital Adjustment, (B) the Closing Indebtedness, (C) the Closing Cash and the resulting Closing Cash Adjustment, (D) the Company Transaction Expenses and (E) the Purchaser’s calculation of the amount of any payments required pursuant to Section 1.4(f) based on the foregoing calculations derived from the Closing Balance Sheet (the “Adjustment Calculation”). The Closing Balance Sheet will be prepared in accordance with Section 1.4(h).
(b)The Adjustment Notice will be final, conclusive and binding on the parties for purposes of Section 1.4(f) unless the Seller Representative provides a written notice (a “Dispute Notice”) to the Purchaser no later than the 30th day after the delivery to the Seller Representative of the Adjustment Notice; provided, however, that any objections in a Dispute Notice will only be made on the basis that the amounts set forth in the Adjustment Notice (i) were not arrived at in accordance with Section 1.4(h) or otherwise in accordance with this Agreement, and/or (ii) were arrived at based on mathematical or clerical error, but not on any other basis. Subject to the preceding sentence, the Dispute Notice shall, in reasonable detail, set forth (A) each item on the Adjustment Notice that the Seller Representative disputes pursuant to this Section 1.4(b) (each, a “Disputed Item”), (B) the Seller Representative’s alternative calculation of each Disputed Item, in each case, together with a reasonable itemization and reasonable supporting detail, and (C) all facts that form the basis of each Disputed Item and all statements by Persons (who will be identified by name) and documents relied upon by the Seller Representative in forming the basis of each Disputed Item.
(c)Any item or amount in the Adjustment Notice to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties for purposes of Section 1.4(f).
(d)Resolution of Disputed Items and Unresolved Items

(i)If the Seller Representative timely delivers a Dispute Notice to the Purchaser, then the Purchaser and the Seller Representative will attempt in good faith, for a period of 45 days from the delivery of the Dispute Notice, to agree on the Disputed Items and Adjustment Calculation for purposes of Section 1.4(f). Any resolution by the Purchaser and the Seller Representative during such 45-day period as to any Disputed Items will be final, conclusive and binding on the parties for purposes of Section 1.4(f).
(ii)If the Purchaser and the Seller Representative do not resolve all Disputed Items by the end of the 45-day period set forth in Section 1.4(d)(i), then the Purchaser and the Seller Representative will submit, and either the Purchaser or the Seller Representative may submit if the other party refuses to the act in accordance with this Agreement, the remaining Disputed Items that were properly included in the Dispute Notice (all such items, the “Unresolved Items”) to Deloitte LLP for resolution, or if that firm is unwilling or unable to serve, the Purchaser and the Seller Representative will engage another mutually agreeable independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Acquired Companies. If the Purchaser and the Seller Representative are unable to jointly select such independent accounting firm within 10 days after the 45-day period set forth in Section 1.4(d)(i), the Purchaser, on the one hand, and the Seller Representative, on the other hand, will each select an independent accounting firm of recognized international standing and each such selected accounting firm will select a third independent accounting firm of recognized international standing, which firm is not the regular auditing firm of the Purchaser or the Acquired Companies; provided, however, that if either the Purchaser, on the one hand, or the Seller Representative, on the other hand, fails to select such independent accounting firm during this 10-day period, then the parties agree that the independent accounting firm selected by the other party will be the independent accounting firm selected by the parties for purposes of this Section 1.4 without any further action of either party (the accounting firm engaged pursuant to this Section 1.4(d)(ii) to resolve the Unresolved Items, the “Independent Accounting Firm”).
(iii)The Purchaser and the Seller Representative will instruct the Independent Accounting Firm to render its determination with respect to the Unresolved Items in a written report that specifies and explains in reasonable detail the conclusions of the Independent Accounting Firm as to each Unresolved Item and the resulting Purchase Price and Adjustment Calculation, in each case based solely on (A) the submissions presented to the Independent Accounting Firm by the Purchaser or the Seller Representative pursuant to Section 1.4(e) and not on any independent review or investigation and (B) the definitions and other terms included herein. The scope of the Independent Accounting Firm’s engagement will be limited to only resolving the Unresolved Items in accordance with the terms and conditions set forth in this Section 1.4, and all other claims and disputes related to this Agreement will be out of its scope. In resolving an Unresolved Item, the Independent Accounting Firm may not assign a value to any particular Unresolved Item greater than the greatest value for such Unresolved Item claimed by either party or less than the smallest value for such Unresolved Item claimed by either party, in the written submissions presented to the Independent Accounting Firm pursuant to Section 1.4(e). The Purchaser and the Seller Representative will each use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within 30 days after referral of the Unresolved Items to the Independent Accounting Firm or as soon thereafter as reasonably practicable.
(iv)The Independent Accounting Firm will act as an expert, not as an arbitrator, in resolving any Unresolved Items. The proceeding before the Independent Accounting Firm will be an expert determination under applicable Laws governing expert determination and appraisal proceedings. The final determination by the Independent Accounting Firm of the Unresolved Items submitted to it for resolution, absent fraud or clerical or mathematical error, will be final, conclusive and binding upon the parties. The fees and expenses of the Independent Accounting Firm will be allocated between the parties in inverse proportion to the relative success of the parties with respect to the Unresolved Items submitted to the Independent Accounting Firm.

(v)The Purchaser will revise the Closing Balance Sheet and the Adjustment Calculation as appropriate to reflect the resolution of the Disputed Items pursuant to this Section 1.4(d). The procedure set forth in this Section 1.4 will be the sole and exclusive method for resolving any disputes with respect to the Closing Balance Sheet or the Adjustment Notice.
(e)For purposes of complying with this Section 1.4, the Purchaser and the Seller Representative will furnish to each other and to the Independent Accounting Firm such work papers and other documents and information relating to the Disputed Items as the other party or the Independent Accounting Firm may reasonably request and are available to that party (or its independent public accountants) and will be afforded the opportunity to present to the Independent Accounting Firm any material related to the Unresolved Items and to discuss the such items with the Independent Accounting Firm, provided that (i) each party will provide the other party with a copy of all materials provided to, and communications with, the Independent Accounting Firm, and (ii) no party (or any of its Affiliates or Representatives) will engage in any ex parte communication with the Independent Accounting Firm at any time with respect to the Unresolved Items. The Purchaser may require that the Independent Accounting Firm enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information relating to the Acquired Companies provided to the Independent Accounting Firm pursuant to this Section 1.4(e).
(f)If the Cash Consideration as finally determined pursuant to this Section 1.4 (the “Final Cash Consideration”) is less than the Estimated Cash Consideration, then within five Business Days after the determination of the Final Cash Consideration, the parties shall cause the Escrow Agent to immediately release to the Purchaser from the Adjustment Escrow Amount an amount equal to the difference between the Estimated Cash Consideration and the Final Cash Consideration and to immediately release to the Sellers the balance, if any, of the Adjustment Escrow Amount; provided, however, that if the Adjustment Escrow Amount is less than the Adjustment Calculation, then at the Purchaser’s option (and in its sole discretion), the Purchaser may retain any amounts payable to the Sellers as Earnout Consideration to cover such shortfall amount. If the Final Cash Consideration is greater than the Estimated Cash Consideration, then within three Business Days after the determination of the Final Cash Consideration, the parties shall cause the Escrow Agent to immediately release the Adjustment Escrow Amount to Sellers and to the extent there remains any amounts to be paid to the Sellers in excess of the released Adjustment Escrow Amount, Purchaser shall make payment directly to the Sellers.
(g)Any payment to the Purchaser pursuant Section 1.4(f) will be effected by wire transfer of immediately available funds from the Sellers to an account designated by the Purchaser, and any payment to the Sellers pursuant to Section 1.4(f) will be effected by wire transfer of immediately available funds to an account designated by the Seller Representative. Such payments will be made within five Business Days following the final determination of the Final Cash Consideration in accordance with this Section 1.4.
(h)The Estimated Closing Balance Sheet, the Closing Balance Sheet and any estimates, determinations and calculations contained therein or based thereon will be prepared and calculated on a consolidated basis for the Acquired Companies in accordance with the Accounting Rules, except that such estimates, determinations and calculations (i) will not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) will be based on facts and circumstances as they exist immediately prior to the Closing and will exclude the effect of any act, decision or event occurring on or after the Closing, (iii) will follow the defined terms contained in this Agreement and the Accounting Rules, and (iv) will be set forth in Euros after any applicable portion thereof denominated in a currency other than Euros has been converted to Euros at the applicable Exchange Rate.
(i)Any payment made pursuant to this Section 1.4 will be treated by the parties for all purposes as an adjustment to the Estimated Cash Consideration and will not be subject to offset for any reason.

Section 1.5Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures simultaneously with the execution of this Agreement. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Unless the Seller Representative and the Purchaser agree otherwise in writing, the Closing shall be deemed effective as of 12:01 a.m., local time, in each applicable jurisdiction on the Closing Date.
Section 1.6Closing Deliveries.
(a)At the Closing, the Sellers will deliver or cause to be delivered to the Purchaser:
(i)a shareholder register of the Company, duly issued and approved by the board of directors of the Company, evidencing that the Sellers own the Securities free and clear of any Encumbrances, and the shareholder register of each Subsidiary Company, evidencing that the Company owns the equity interests of each Subsidiary Company free and clear of any Encumbrances;
(ii)evidence reasonably satisfactory to the Purchaser that (A) the Shareholders Agreement of the Company entered into on January 16, 2020, as amended, together with all rights, obligations, and claims arising thereunder, has been duly terminated and fully released, without any continuing liability or obligation of the Purchaser, the Company, the Sellers or any of their Affiliates and (B) all required approvals, waivers and/or consents with respect to any redemption, transfer or similar rights or restrictions relating to the Securities or other equity interest have been obtained;
(iii)Employment/CEO and Non-Competition Agreements executed by each of Erna Rusi, Daniel Scharf and Pawel Blaszak as of the date hereof (collectively, the “Employment Agreements”);
(iv)Noncompetition and Non-Solicitation Agreements executed by each of [•]as of the date hereof (collectively, the “Noncompetition Agreements”);
(v)Consulting and Non-Competition Agreements executed by each of [•] as of the date hereof (collectively, the “Consulting Agreements”);
(vi)resignations, in a mutually agreed form, effective as of the Closing Date of each director and officer of each Acquired Company (solely with respect to their officer and director designations but not from employment by any Acquired Company) as the Purchaser may have requested in writing prior to the Closing Date;
(vii)evidence in the form of written invoices and/or payoff letters, including release of any liens, pledges and business mortgage notes, in form reasonably acceptable to the Purchaser of all Company Transaction Expenses and the Closing Indebtedness set forth on the Estimated Closing Balance Sheet;
(viii)evidence indicating that all physical business mortgage notes being pledged as a collateral to secure any Closing Indebtedness have been returned to the Company's possession;
(ix)evidence in the form satisfactory to the Purchaser indicating that Business Finland has given its consent to the transactions contemplated hereunder;
(x)the Escrow Agreement executed by the Seller Representative and the Escrow Agent;

(xi)a valid tax clearance certificate issued by the competent Polish tax authorities pursuant to Article 306e of the Polish Tax Ordinance, confirming that any Acquired Company incorporated in Poland has no outstanding tax liabilities or tax arrears, issued no earlier than 30 days prior to the Closing Date; and
(xii)such other documents, instruments and agreements as the Purchaser reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.
(b)At the Closing, the Purchaser will deliver or cause to be delivered:
(i)to the Sellers, an amount equal to the Estimated Cash Consideration minus the Adjustment Escrow Amount, by wire transfer of immediately available funds to the account specified on Schedule 2;
(ii)to the Sellers, the Share Consideration, distributed in accordance with each Seller’s Pro Rata Share, and delivered through the Purchaser’s designated transfer agent;
(iii)to the Sellers, the Escrow Agreement executed by the Purchaser;
(iv)to the Sellers, evidence that the RWI Policy has been bound and is in full force and effect;
(v)to the Escrow Agent, the Adjustment Escrow Amount by wire transfer to an account specified by the Escrow Agent; and
(vi)such other document, instruments and agreements as the Seller Representative reasonably requests for the purpose of consummating the transactions contemplated by this Agreement.
Section 1.7Earnout Mechanics.
(a)Each Seller shall be entitled to receive such Seller’s Pro Rata Share of the Earnout Consideration upon the achievement of the conditions specified in Schedule 3 and as determined in accordance with the following procedures:
(i)Within 60 days after the end of each Earnout Year, the Purchaser shall deliver to the Seller Representative a statement setting forth its calculation of the Earnout Consideration determined in accordance with Schedule 3 (the “Earnout Consideration Statement”). Following receipt of the relevant Earnout Consideration Statement, the Seller Representative shall be entitled to request such further and more detailed information regarding the Earnout Consideration Statement and matters affecting it as may be reasonably and materially necessary for the purposes of verifying and assessing the Earnout Consideration Statement and the Purchaser's compliance with this Agreement in relation to matters affecting the Earnout Consideration, including without limitation all relevant accounting records, financial statements and supporting documentation. The Purchaser shall procure that the Seller Representative receives such information as soon as reasonably practicable following any such request, provided that the request is reasonable, the information exists and is available, the information can be disclosed lawfully; and the information is within the possession or control of the Purchaser.

(ii)The Earnout Consideration Statement will be final, conclusive and binding on the parties unless the Seller Representative provides a written notice (a “Earnout Dispute Notice”) to the Purchaser no later than the 30th day after the delivery to the Seller Representative of the Earnout Consideration Statement; provided, however, that any objections in a Earnout Dispute Notice will only be made on the basis that the amounts set forth in the Earnout Consideration Statement (A) were not prepared and arrived at in accordance with Schedule 3, this Section 1.7 and Section 1.8, and/or (B) were arrived at based on mathematical or clerical error, but not on any other basis. Subject to the preceding sentence, the Earnout Dispute Notice shall, in reasonable detail, set forth (1) each item on the Earnout Consideration Statement that the Seller Representative disputes pursuant to this Section 1.7 (each, a “Earnout Disputed Item”), (2) the Seller Representative’s alternative calculation of each Earnout Disputed Item, in each case, together with a reasonable itemization and reasonable supporting detail, and (3) all facts that form the basis of each Earnout Disputed Item and all statements by Persons (who will be identified by name) and documents relied upon by the Seller Representative in forming the basis of each Earnout Disputed Item. Any item or amount in the Earnout Consideration Statement to which no dispute is raised in the Earnout Dispute Notice will be final, conclusive and binding on the parties.
(iii)If the Seller Representative timely delivers a Earnout Dispute Notice to the Purchaser, then the Purchaser and the Seller Representative will attempt in good faith, for a period of 45 days from the delivery of the Earnout Dispute Notice, to agree on the Earnout Disputed Items and Earnout Consideration Statement. Any resolution by the Purchaser and the Seller Representative during such 45-day period as to any Earnout Disputed Items will be final, conclusive and binding on the parties.
(iv)If the Purchaser and the Seller Representative do not resolve all Earnout Disputed Items by the end of the 45-day period set forth Section 1.7(a)(iii), then the procedures set forth in Section 1.4(d)(ii) through Section 1.4(d)(iv) and Section 1.4(e) shall apply with it being understood that for purposes of this Section 1.7(a)(iv), any references to (A) “Disputed Items” shall mean a “Earnout Disputed Items”, (B) “Dispute Notice” shall mean “Earnout Dispute Notice”, (C) the concepts of adjustment or determinations with respect to the “Purchase Price” and “Adjustment Calculation” shall instead refer to adjustments or determinations with respect to the Earnout Consideration Statement and (D) section references shall be updated as applicable to reflect the intent of this Section 1.7.
(v)The occurrence of any of the following events during any Earnout Year shall accelerate the Sellers' entitlement to the remaining Earnout Consideration, and the Sellers shall become immediately entitled to receive the full Target Earnout Consideration (as defined in Schedule 3) in respect of the Earnout Year in which such event occurs and all subsequent Earnout Years: (A) any sale, transfer or disposition to any third party of a majority of the shares in, or control of, the Company; (B) any sale, transfer or disposition to any third party (other than to another Acquired Company or Affiliate of the Acquired Companies) of all or substantially all of the business or assets of the Acquired Companies, taken as a whole, or the entry into any corporate reorganization or transaction, in each case determined on an aggregated basis across the Acquired Companies and not by reference to any individual Acquired Company, where such transaction or reorganization would materially impair the ability of the Acquired Companies to achieve any of the performance indicators determining the Earnout Consideration pursuant to Schedule 3; or (c) the Purchaser causes or permits the Acquired Companies, taken as a whole, to enter into any dissolution, winding-up or liquidation procedure, or fail to operate a substantial part of their business in a commercially viable manner, in each case determined on an aggregated basis across the Acquired Companies.

(b)Purchaser may, at its sole discretion, satisfy all or any portion of the Earnout Consideration for the applicable Earnout Year through payment in cash, Purchaser Shares, or a combination thereof, with any cash payment made in accordance with Section 1.4(g). The number of Purchaser Shares to be issued in connection with such Earnout Consideration payments shall be calculated based on the Purchaser VWAP as of the applicable Earnout Consideration payment date. In the event of any dispute relating to an Earnout Consideration Statement: (A) the undisputed portion of the relevant Earnout Consideration shall be paid in accordance with the foregoing once deemed finally determined, without such payment being delayed by reason of any Earnout Disputed Item(s); and (B) the disputed portion of the Earnout Consideration (being that part of the Earnout Consideration that is subject to Independent Account Firm review and subsequent final determination) shall be paid in accordance with the foregoing following final determination of the relevant Earnout Disputed Item(s).
Section 1.8Additional Earnout Covenants.
(a)The Parties agree that, until December 31, 2028, the business of the Acquired Companies shall be carried on and developed in the ordinary course and in good faith, with due regard to the mutual objective of achieving in full the targets determining the amount of the Target Earnout Payments (as defined in Schedule 3).
(b)The Purchaser undertakes that it shall not, and shall procure that its Affiliates shall not, take any action or fail to take any action with the primary purpose of artificially or improperly reducing any Earnout Consideration, including: (i) entering into any transaction primarily for the purpose of reducing the Earnout Consideration, and not undertaken for bona fide commercial reasons, which has the effect of deferring or excluding from Net Revenue any material amounts of revenue which would otherwise properly have arisen or been included in the calculation of Net Revenue during any Earnout Year; (ii) entering into any transaction or arrangement between any Acquired Company and the Purchaser or any of its Affiliates on terms that are materially inconsistent with arm’s length terms, other than in the ordinary course of business; (iii) deliberately deferring or prematurely accelerating the introduction or commercialization of any new model for the primary purpose of reducing the Earnout Consideration, where such deferral or acceleration would not otherwise have occurred in the ordinary course of business during the relevant Earnout Year; or (iv) taking any other action, or failing to take any action, in bad faith and with the primary purpose of artificially or improperly reducing Net Revenue or the achievement of new model targets during any Earnout Year. Notwithstanding the foregoing sentence, nothing herein shall restrict the Purchaser’s or its Affiliates’ ability to operate the Acquired Companies in accordance with their bona fide commercial judgment and in the ordinary course of business.
(c)If, and to the extent, the Purchaser is finally determined to have breached Section 1.8(b), the Earnout Consideration for the relevant Earnout Year shall be adjusted solely to the extent necessary to reflect the Net Revenue or new model launches that would reasonably have been achieved but for such breach, as determined in good faith and in accordance with either mutual agreement or the dispute resolution procedures set forth in this Agreement, as if the Purchaser had complied with its obligations under Section 1.8(b).
Section 1.9Key Sellers’ Purchaser Shares.
(a)For a period of 18 months following the Closing Date, (the “Lock-Up Period”), no Key Seller shall (i) sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Purchaser Shares or (ii) enter into any swap or other arrangement that transfers to another the economic consequences of ownership of the Purchaser Shares (collectively, a “Transfer”). Each Key Seller hereby agrees that it will not engage in any hedging activities with respect to the Purchaser Shares during the Lock-Up Period. Notwithstanding the foregoing, after 12 months from the Closing Date, each Key Seller may Transfer up to 50% of the Purchaser Shares originally held by such Key Seller.

(b)If any Key Seller receives a bona fide offer from a third party to purchase all or any portion of any of the Purchaser Shares held by such Key Seller, and the respective Key Seller intends to accept such offer, or if any Key Seller intends to sell or Transfer any of the Purchaser Shares on a national securities exchange or other publicly traded market (the “Offered Shares”), then the following provisions shall apply (the “Purchaser’s ROFR”):
(i)The Key Seller shall immediately deliver written notice (the “Transfer Notice”) to the Purchaser setting forth the number of Offered Shares, the method of Transfer and, for any private third-party sale, all material terms of the offer, including price and payment terms.
(ii)The Purchaser shall have the right, exercisable by written notice to the Key Seller within 5 Business Days after receipt of the Transfer Notice (the “Election Period”), to purchase all (or a portion) of the Offered Shares at the same price and on the same terms set forth in the Transfer Notice.
(iii)If the Purchaser does not elect to purchase all Offered Shares within the Election Period, the Key Seller may sell any remaining Offered Shares to the third party identified in the Transfer Notice or on a national securities exchange or other publicly traded market, provided that the sale occurs consistent with the terms set forth in the Transfer Notice and is completed within 5 Business Days after the expiration of the Election Period.
(iv)Any attempted transfer of Purchaser Shares in violation of this Section 1.9(b) shall be null and void and shall not be recognized by the Purchaser or its transfer agent.
Section 1.10Withholding Rights. Each of the Purchaser, the Acquired Companies, and their respective Affiliates shall be entitled to deduct and withhold from amounts otherwise payable in connection with this Agreement, such amounts as it reasonably determines it is required to deduct and withhold under any provision of applicable Tax Law. To the extent amounts are so withheld, such withheld amounts will be treated for all purposes as having been paid to the Person in respect of whom such deduction and withholding was made.
Section 1.11Share Cap.
(a)Notwithstanding anything herein to the contrary, the Purchaser shall not issue to the Sellers, and the Sellers shall not be entitled to acquire, any Purchaser Shares to the extent that the aggregate number of shares of Class A Common Stock of the Purchaser issued to the Sellers hereunder would equal or exceed 19.99% of the outstanding shares of common stock of the Purchaser or voting power of the Purchaser immediately prior to the execution of this Agreement (the “Share Cap”), unless and until the Purchaser shall have obtained the shareholder approval required by Nasdaq Listing Rule 5635(a). The Share Cap shall be appropriately adjusted for any stock split, reverse stock split, reorganization or other similar event. The Share Cap is for the sole benefit of the Purchaser and may be increased, decreased or waived only with the Purchaser’s prior written consent. No Seller shall have the right to demand any issuance in excess of the Share Cap unless and until the Purchaser elects, in its sole discretion, to seek and has obtained any required approvals.
(b)If, under the terms of this Agreement, the Sellers would be entitled to receive any Purchaser Shares equal to or in excess of the Share Cap, and the Purchaser fails to obtain the required shareholder approval for the issuance of such Purchaser Shares within one month from the date on which the Sellers’ right to receive the Purchaser Shares arises, the Purchaser shall be obligated to pay an equivalent amount in cash compensation on the same date on which the Purchaser Shares would otherwise have been delivered to the Sellers.

Section 1.12Sellers’ Transaction Costs Each Seller accepts and agrees that the Sellers' advisory and other transaction costs relating to the transactions contemplated under this Agreement shall be allocated amongst them in proportion to their respective Pro Rata Shares. The entire Estimated Cash Consideration amount shall be paid by the Purchaser to a single account in accordance with Section 1.6(b)(i) and upon such single payment, the Purchaser shall be considered having duly paid the Estimated Cash Consideration to each Seller. The Sellers accept and agree that their part of the Sellers’ transaction costs shall be deducted from their proportionate parts of the funds received on the single account before they are wired further to the Sellers. If any Sellers' advisory or transaction costs are not deducted accordingly, each Seller undertakes to pay his/her/its proportionate share on the due date of the relevant invoice. The Purchaser shall have no liability or obligation as to the allocation of the funds among the Sellers or otherwise under this Section 1.12.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
The Sellers severally and not jointly represent and warrant to the Purchaser that as of the Closing Date the statements set forth in this Article 2 are true and correct, except as set forth on the disclosure schedule delivered by the Sellers to the Purchaser concurrently with the execution and delivery of this Agreement (the “Sellers Disclosure Schedule”).
Section 2.1Authority and Enforceability. Each Seller that is an entity (“Seller Entity”) has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller Entity is a party and to perform its respective obligations under this Agreement and each such Ancillary Agreement. Each Seller that is an individual has the capacity to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party and to perform its respective obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which any Seller Entity is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller Entity. Each Seller has duly and validly executed and delivered this Agreement and each Ancillary Agreement to which it is a party. This Agreement and each Ancillary Agreement to which a Seller is a party constitute the valid and binding obligation of the Seller that is party thereto, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles (the “Insolvency and Equity Exceptions”).
Section 2.2No Conflict. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by any Seller, nor the consummation of the transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Securities or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief (i) under any Material Contract to which any Seller is a party, by which any Seller or any of their respective properties or assets is bound or affected or pursuant to which any Seller is an obligor or a beneficiary or (ii) any Law, Judgment or Governmental Authorization applicable to any Seller or any of their respective businesses, properties or assets; or (b) require any Seller to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.
Section 2.3Capitalization and Ownership.

(a)The Sellers (i) are the sole record holders and beneficial owners of all of the Securities, (ii) have good and valid title to the Securities free and clear of all Encumbrances, in the respective amounts set forth in Schedule 2. Upon the consummation of the Closing, Sellers will convey good and valid title to the Securities, and Holdco will be the beneficial owner of the entire equity interest in the Company, free and clear of all Encumbrances, Contracts or other limitations whatsoever. The assignments, endorsements, stock powers and other instruments of transfer delivered by the Sellers to the Purchaser at the Closing will be sufficient to transfer the Sellers’ entire interest, record and beneficial, in the Securities to Holdco.
(b)There are no Contracts to which any Seller or any Affiliate of any Seller is a party or by which any Seller or any Affiliate of any Seller is bound, or may become bound, with respect to the voting (including voting trusts, agreements or proxies), registration under any securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity or voting interests or securities of any Acquired Company.
Section 2.4U.S. Securities Law.
(a)Each Seller is not a U.S. Person (as defined under Regulation S (“Regulation S”) of the Securities Act of 1933 (the “Securities Act”)) and is not acquiring the Purchaser Shares for the account of any U.S. Person; no director or executive officer of such Seller (if a corporation) is a national or citizen of the United States; and such Seller is not otherwise deemed to be a U.S. Person within the meaning of Regulation S;
(b)Each Seller is a sophisticated investor that is able to evaluate companies, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Purchaser Shares, and has the ability to bear the economic risks of the investment, including the loss of its investment;
(c)Each Seller was not formed specifically for the purpose of acquiring the Purchaser Shares issued pursuant to this Agreement;
(d)No Seller, nor any affiliate or any person acting on such Seller's behalf has made or is aware of any of any “directed selling efforts” in the United States, which is defined in Regulation S to be any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Purchaser Shares;
(e)Each Seller is not a “distributor” as defined under Regulation S;
(f)Each Seller agrees that it will not, during the “restricted period” set forth under Rule 903(b)(2)(iii) of Regulation S, act as a distributor, either directly or through any affiliate, nor shall he/she sell, transfer, hypothecate or otherwise convey the Purchaser Shares other than to a non-U.S. Person, in compliance with Regulation S;
(g)Each Seller understands and acknowledges that:

(i)(A) The offer and sale of the Purchaser Shares are being issued in reliance upon an exemption from registration afforded by Regulation S promulgated under the Securities Act (or other applicable exemption from the registration requirements under the Securities Act), the availability of which depends upon, among other things, the bona fide nature of each Seller's investment intent and the accuracy of each Seller’s representation as expressed herein or otherwise made pursuant hereto, and that the Purchaser Shares have not been registered with any state securities commission or authority; and (B) pursuant to the requirements of Regulation S, the Purchaser Shares may not be transferred, sold or otherwise exchanged, unless in compliance with the provisions of Regulation S and/or pursuant to registration under the Securities Act, or pursuant to another available exemption thereunder;
(ii)The offer leading to the sale evidenced hereby was made in an “offshore transaction” within the meaning of Regulation S;
(iii)The Purchaser Shares issued pursuant to this Agreement will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be offered, sold, pledged, assigned or otherwise transferred other than pursuant to (A) an effective registration statement with respect thereto under the Securities Act and any applicable U.S. state securities laws at such time or (B) an exemption from such registration exists. The Purchaser Shares issued hereunder will be noted with respect to such restrictions; and
(iv)Each Purchaser Share issued pursuant to this Agreement will bear the following legend or one substantially similar to the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT: (1) PURSUANT TO (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO PURCHASER, THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.
Section 2.5Brokers or Finders. No Seller, nor any Person acting on behalf of any Seller has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with this Agreement or any of the transactions contemplated hereby.
Section 2.6Representations Complete. None of the representations or warranties made by the Sellers in this Agreement (as modified by the Sellers Disclosure Schedule), and none of the statements made in any Exhibit, Schedule, certificate or other document furnished by the Sellers pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser that as of the Closing Date the statements set forth in this Article 3 are true and correct, except as set forth on the disclosure schedule delivered by the Company to the Purchaser concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”).
Section 3.1Organization and Good Standing. Each Acquired Company is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and as planned to be conducted by the Acquired Company. Each Acquired Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions by any of the Acquired Companies other than those imposed by the Laws of general applicability of their respective jurisdictions of organization. Section 3.1 of the Company Disclosure Schedule sets forth an accurate and complete list of each Acquired Company’s jurisdiction of organization and the other jurisdictions in which it is authorized to do business, and an accurate and complete list of the current directors, managers and officers of each Acquired Company. The Seller Representative has delivered to the Purchaser (a) accurate and complete copies of each Acquired Company’s governing and organizational documents, as currently in effect, and no Acquired Company is in default under or in violation of any provision thereof, (b) a trade register extract or the local law equivalent for each Acquired Company, and (c) all resolutions of the board of directors or managers of the Acquired Companies relating to this Agreement, each Ancillary Agreement and the transactions contemplated hereunder and thereunder and which by their nature need to be made before Closing.
Section 3.2Authority and Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and each Ancillary Agreement to which the Company is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Company. The Company has duly and validly executed and delivered this Agreement and each Ancillary Agreement to which it is a party. This Agreement and each Ancillary Agreement to which the Company is a party constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the Insolvency and Equity Exceptions.

Section 3.3No Conflict. Neither the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Company, nor the consummation of the transactions contemplated hereby or thereby, will (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Securities or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under (i) the governing or organizational documents of any Acquired Company, or any resolution adopted by the board of directors, managers or stockholders of any Acquired Company, (ii) any Material Contract to which any Acquired Company, by which any Acquired Company, or any of their respective properties or assets is bound or affected or pursuant to which any Acquired Company is an obligor or a beneficiary or (iii) any Law, Judgment or Governmental Authorization applicable to any Acquired Company or any of their respective businesses, properties or assets; or (b) require any Acquired Company to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.
Section 3.4Capitalization and Ownership.
(a)The Shares consist of 87,116 Common series shares, 52,193 Seed series shares, and 20,520 B series shares. The Option Rights consist of 1,658 allocated options in addition to which the Company has 220 unallocated options. The Shares represent all of the issued and outstanding shares in the Company. The Securities represent all of the issued and outstanding equity interests of the Company, and there are no shares of capital stock or other option rights or other special rights entitling or convertible to shares or other equity or voting interests or securities of the Company that are issued, outstanding, or reserved or committed for issuance. All of the Securities were subscribed for or acquired from third parties or the Company in compliance with applicable Law.
(b)Section 3.4(b) of the Company Disclosure Schedule sets forth, for each Subsidiary (i) its name and jurisdiction of incorporation or organization, (ii) its authorized capital stock and (iii) the number of issued and outstanding shares of capital stock, the record and beneficial owners thereof and the number of shares held in treasury. No Acquired Company owns, controls or has any rights to acquire, directly or indirectly, any capital stock or other equity interests or debt instruments of any Person, except for the Subsidiaries set forth in Section 3.4(b) of the Company Disclosure Schedule. All of the outstanding equity or voting interests or securities of each Subsidiary are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances, in the respective amounts set forth in Section 3.4(b) of the Company Disclosure Schedule.

(c)Except as set forth in Section 3.4(c) of the Company Disclosure Schedule, (i) there are no equity or voting interests or securities of any class of any Acquired Company, or any interest or security exchangeable into or exercisable for such equity or voting interests or securities, authorized, issued, reserved, committed for issuance, or outstanding and (ii) there are no options, warrants, equity securities, equity interests, voting interests, calls, subscriptions, claims of any character, rights, obligations, agreements, commitments or other Contracts to which any Acquired Company is a party or by which any Acquired Company is bound, or may become bound, obligating any Acquired Company to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity or voting interests or securities of any Acquired Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating any Acquired Company to grant, extend, accelerate the vesting of, change the price of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, or Contract. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any Acquired Company. There are no Contracts to which any Acquired Company or any Affiliate of any Acquired Company or by which any Acquired Company or any Affiliate of any Acquired Company bound, or may become bound, with respect to the voting (including voting trusts, agreements or proxies), registration under the Securities Act or any other securities Law, or the sale or transfer (including Contracts imposing transfer restrictions) of any shares of capital stock or other equity or voting interests or securities of any Acquired Company. No holder of Indebtedness of any Acquired Company has any right (A) to convert or exchange such Indebtedness for any equity or voting interests or securities of any Acquired Company, or (B) to vote on any matter with respect to any Acquired Company.
(d)All of the Securities and the issued and outstanding equity or voting interests or securities of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable, not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right and have been issued in compliance with all applicable Laws. No legend or other reference to any purported Encumbrance appears on any certificate representing the Securities or any equity or voting interests or securities of any Subsidiary.
(e)There are no obligations, contingent or otherwise, of any Acquired Company to repurchase, redeem or otherwise acquire any shares of capital stock of any Acquired Company. No Acquired Company is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person.
Section 3.5Financial Statements.
(a)The Company has furnished the Purchaser with the following financial statements (collectively, the “Financial Statements”):
(i)audited consolidated and consolidating balance sheets of the Acquired Companies as of 2023 and 2024 (the most recent of which, the “Balance Sheet”) and the related audited consolidated and consolidating statements of income, changes in stockholders’ equity and cash flows for each of the fiscal years then ended, including in each case any notes thereto, together with the report thereon of PricewaterhouseCoopers Oy an independent certified public accountants; and
(ii)an unaudited consolidated and consolidating balance sheet of the Acquired Companies as of December 31, 2025 (the “Interim Balance Sheet”) and the related unaudited consolidated and consolidating statements of income, changes in stockholders’ equity and cash flows for the 12 months then ended (together with the Interim Balance Sheet, the “Interim Financial Statement”).

(b)The Financial Statements (including the notes thereto) are correct and complete in all material respects, are consistent with the books and records of the Acquired Companies and have been prepared in accordance with Finnish GAAP, consistently applied throughout the periods involved (except that the Interim Financial Statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes that, if presented, would not differ materially from the notes to the Balance Sheet). The Financial Statements fairly present the financial condition, results of operations, changes in stockholders’ equity and cash flows of the Acquired Companies as of the respective dates and for the periods indicated therein. No financial statements of any Person other than the Acquired Companies are required by Finnish GAAP to be included in the financial statements of the Company.
(c)The Acquired Companies maintain a system of internal accounting controls, internal controls over financial reporting and disclosure controls and procedures adequate to ensure (i) that books, records and accounts accurately and fairly reflect, in reasonable detail, the transactions and dispositions of any Acquired Company’s assets, (ii) that the integrity of their financial statements is maintained and (iii) that access to assets is permitted only in accordance with management’s general or specific authorizations. No Acquired Company or any independent auditor of any Acquired Company has identified or been made aware of (A) any significant deficiency or material weakness in the internal accounting controls utilized by the Acquired Companies, (B) any fraud, whether or not material, that involves the Acquired Companies’ management or any other current or former employee, consultant, contractor or director of the Acquired Companies who has a role in the preparation of financial statements or the internal accounting controls utilized by the Acquired Companies, or (C) any claim or allegation regarding any of the foregoing.
(d)None of the Liabilities of any Acquired Company is guaranteed by or subject to a similar contingent obligation of any other Person. No Acquired Company has guaranteed or become subject to a similar contingent obligation in respect of the Liabilities of any other Person. There are no outstanding letters of credit, surety bonds or similar instruments of any Acquired Company or any Affiliate of any Acquired Company in connection with or relating to the business, properties or assets of any Acquired Company.
Section 3.6Books and Records. The books of account, minute books, stock record books and other records of each Acquired Company, all of which have been made available to the Purchaser, are accurate and complete in all material respects and have been maintained in accordance with sound business practices and an adequate system of internal controls; provided that such minutes may be redacted with respect to matters of attorney-client privilege or matters relating to the transactions contemplated hereby. The minute books of each Acquired Company in all material respects contain accurate and complete records of all meetings held of, and corporate action taken by, the respective Acquired Company’s stockholders, directors and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books. No Acquired Company has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of such Acquired Company. At the time of the Closing, all of such books and records will be in the possession of the respective Acquired Company.
Section 3.7Accounts Receivable; Bank Accounts.

(a)All notes and accounts receivable are reflected properly on the Balance Sheet, the Interim Balance Sheet or the accounting records of the Acquired Companies as of the Closing Date and represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Such notes and accounts receivable are current and collectible, net of the respective reserve set forth in the corresponding line items on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Acquired Companies as of the Closing Date, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Acquired Companies). Subject to such reserves, each such note and account receivable either has been or will be collected in full, without any setoff, within 90 days after the date on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, relating to the amount or validity of such note or account receivable. Section 3.7(a) of the Company Disclosure Schedule sets forth an accurate and complete list and the aging of all notes and accounts receivable as of the date of the Interim Balance Sheet.
(b)Section 3.7(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the names and addresses of all banks and financial institutions in which any Acquired Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto (pursuant to a power of attorney or otherwise).
Section 3.8Inventories. All inventories of the Acquired Companies are (a) of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business and (b) in the physical possession of the applicable Acquired Company or in transit to or from a customer or supplier of the applicable Acquired Company. None of such inventory (i) is slow-moving, obsolete, damaged, defective or of below-standard quality, and all of which has been written off or written down to net realizable value on the Balance Sheet, the Interim Balance Sheet or the accounting records of the Acquired Companies as of the Closing Date in accordance with the past custom and practice of the Acquired Companies, (ii) has been pledged as collateral or otherwise is subject to any Encumbrances (other than any Permitted Encumbrances or Encumbrances imposed as a matter of law), or (iii) is held on consignment from others. The values at which such inventories are carried reflect the inventory valuation policy of the Company, which is in accordance with Finnish GAAP. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Acquired Companies’ businesses. Since the date of the Balance Sheet, the Acquired Companies have continued to replenish inventories in the ordinary course of business and at a cost not exceeding market prices prevailing at the time of purchase. No Acquired Company has any commitments to purchase inventory other than in the ordinary course of business.
Section 3.9No Undisclosed Liabilities. No Acquired Company has any material Liabilities except for (a) Liabilities accrued or expressly reserved for in line items on the Balance Sheet, and (b) Liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet and which are similar in nature and amount to the Liabilities which arose during the comparable period of time in the immediately preceding fiscal period and none of which is a Liability for violations of Law or for tort, infringement or breach of Contract or warranty.
Section 3.10Absence of Certain Changes and Events. Since the date of the Interim Balance Sheet, each Acquired Company has conducted its business only in the ordinary course of business and no event, circumstance, development, state of facts, occurrence, change or effect has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Interim Balance Sheet, there has not been with respect to any Acquired Company any:

(a)amendment or restatement, or authorization of any governing or organizational documents;
(b)change in its authorized or issued capital stock, or issuance, sale, grant, repurchase, redemption, pledge or other disposition of or Encumbrance on any shares of its capital stock or other equity or voting interest or securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities or any phantom stock or similar equity-based payment option;
(c)split, combination or reclassification of any of its capital stock, or any other change in its capital structure;
(d)declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property) in respect of its capital stock or any other equity or voting interest or security;
(e)(i) issuance, incurrence, assumption, guarantee or amendment of any Indebtedness, (ii) loans, advances (other than routine advances to its employees in the ordinary course of business) or capital contributions to, or investment in, any other Person, or (iii) entry into any hedging Contract or other financial agreement or arrangement designed to protect any Acquired Company against fluctuations in commodities prices or exchange rates;
(f)sale, transfer, lease, license, pledge, assignment, or other disposition of, or Encumbrance on, any of its properties or assets (other than sales of inventory for fair consideration and in the ordinary course of business consistent with past practices);
(g)transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Intellectual Property;
(h)acquisition (i) by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any equity interests of, or by any other manner, any business, line of business, or Person, or (ii) of any properties or assets that are material to such Acquired Company individually or in the aggregate, except purchases of inventory for fair consideration and in the ordinary course of business consistent with past practices;
(i)formation of any Subsidiary;
(j)damage to, or destruction or loss of, any of its properties or assets with an aggregate value to any Acquired Company in excess of EUR 50,000, whether or not covered by insurance;
(k)entry into, modification, acceleration, cancellation or termination of, or receipt of notice of cancellation or termination of, any Material Contract which involves a total remaining commitment by or to any Acquired Company of at least EUR 100,000 or otherwise outside the ordinary course of business consistent with past practice;

(l)except as required by Law or Contract, (i) adoption, entry into, termination or amendment of any Company Plan or collective bargaining agreement, works council agreement, employment agreement, severance agreement or similar Contract, or except as required by Law or by the terms of any Company Plan as in effect of the Closing, (ii) increase in the compensation or fringe benefits of, or payment of any bonus or benefit to, any director, officer, employee or consultant or other independent contractor being paid an annual base salary or compensation of EUR 150,000 or more, (iii) amendment or acceleration of the payment, right to payment or vesting of any compensation or benefits, (iv) grant of any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Plans or Contracts or awards made thereunder, (v) voluntarily recognize or promise neutrality to any labor organization, including any works council or other employee representative body, or (vi) any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any Transferred Company Plan;
(m)(i) hiring of any employee with an annual base salary in excess of EUR 125,000 or (ii) resignation or termination, or threatened resignation or termination, of the employment of any of its key officers or employees;
(n)planning, announcement, implementation or effecting any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Acquired Companies (other than routine employee terminations for cause);
(o)cancellation, compromise, release or waiver of any claim or right (or series of related claims or rights) with a value to any Acquired Company exceeding EUR 50,000 or otherwise outside the ordinary course of business;
(p)payment, settlement, discharge, satisfaction or compromise in connection with any Proceeding involving such Acquired Company;
(q)capital expenditure or other expenditure with respect to property, plant or equipment in excess of EUR 100,000 in the aggregate for the Acquired Companies taken as a whole;
(r)(i) change in accounting principles, methods or practices, annual accounting period, or investment practices, including any changes as were necessary to conform with Finnish GAAP, or (ii) increase, reduction, draw-down or reversal of its reserves (other than in accordance with Finnish GAAP);
(s)material change in payment or processing practices or policies regarding intercompany transactions;
(t)material acceleration or delay in the payment of accounts payable or other Liabilities or in the collection of notes or accounts receivable;
(u)revaluation of any assets, including writing down the value of inventory or writing off notes or accounts receivable;

(v)making, changing or revocation by any Acquired Company of any Tax election, changing of any Tax annual accounting period, adoption or changing of any accounting method, filing of any amended Tax Return, entering into of any closing agreement, settlement, compromise, conceding or abandoning of any Tax claim or assessment, surrender of any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, failure to pay any Tax as it becomes due, or taking of any other similar action relating to the filing of any Tax Return or the payment of any Tax;
(w)cancellation, termination, non-renewal or material modification of any Company Insurance Policy, or failure to maintain such policies in full force and effect;
(x)any material failure to maintain the books and records of the Acquired Companies in all material respects consistent with past practice;
(y)any material failure to maintain the Real Property and other material assets in a state of repair and condition consistent with past practice, ordinary wear and tear excepted; or
(z)agreement or commitment by any Acquired Company, whether in writing or otherwise, to do any of the foregoing.
Section 3.11Assets; Sufficiency.
(a)Each Acquired Company has good and marketable title to, or in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, tangible or intangible, free and clear of any Encumbrances other than Permitted Encumbrances.
(b)Each Acquired Company owns or leases all tangible assets used in or necessary to conduct its business as currently conducted and as currently planned to be conducted by the Acquired Companies. Each such tangible asset is in all material respects in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects, is suitable for the purposes for which it is being used and currently planned to be used by the Acquired Companies and has been maintained in accordance with normal industry practice.
(c)Immediately after the Closing, the Acquired Companies will own, or have the unrestricted right to use, all properties, assets and rights that are used in or necessary to conduct the Acquired Companies’ business in the manner and to the extent conducted as of the Closing and on the same economic basis as before the Closing, without incurring any penalty or other adverse consequence, including any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.
Section 3.12Real Property.
(a)Section 3.12(a) of the Company Disclosure Schedule sets forth a correct legal description, street address and Tax parcel identification number of all land, buildings, structures, fixtures, improvements and other interests in real property that is owned in fee by any Acquired Company (the “Owned Real Property”). The Acquired Companies have good and marketable fee title in the Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. The Seller Representative has delivered to the Purchaser accurate and complete copies of (i) all deeds and other instruments (as recorded) by which the Acquired Companies acquired their respective interests in the Owned Real Property and (ii) all title reports, surveys, title policies, Encumbrances and appraisals available to the Acquired Companies with respect to the Owned Real Property. There are no outstanding options, rights of contractual repurchase, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.

(b)Section 3.12(b) of the Company Disclosure Schedule sets forth an accurate and complete description (by street address of the subject leased real property, the date and term of the lease, sublease or other occupancy right, the name of the parties thereto, each amendment thereto and the aggregate annual rent payable thereunder) of all land, buildings, structures, fixtures, improvements and other interests in real property that is leased or otherwise occupied by any Acquired Company (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). The Acquired Companies hold valid leasehold interests in the Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances. The Seller Representative has delivered to the Purchaser accurate and complete copies of all leases, subleases, licenses, sublicenses and any other agreements providing rights to use or occupy, in whole or in part, the Leased Real Property and any other related documents, including guarantees and all amendments thereto (collectively, the “Leases”). With respect to each Lease, no Acquired Company has exercised or given any notice of exercise by such party of, nor has any lessor or landlord exercised or given any notice of exercise by such party of, any option, right of first offer or right of first refusal contained in any such Lease. The rental set forth in each Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same. Each Lease grants the tenant under the Lease the exclusive right to use and occupy the demised premises thereunder.
(c)Each applicable Acquired Company is in peaceful and undisturbed possession of the Real Property, and there are no contractual or legal restrictions that preclude or restrict the ability of any Acquired Company to use such Real Property for the purposes for which it is currently being used. No Acquired Company has leased, subleased, licensed or otherwise granted to any Person the right to use or occupy any portion of the Real Property, and no Acquired Company has received notice, and the Sellers have no Knowledge, of any claim of any Person to the contrary. There are no Contracts outstanding for the sale, exchange, Encumbrance, lease or transfer of the Real Property, or any portion thereof.
(d)Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under applicable urbanization, zoning and other land use Laws and is not subject to “permitted non-conforming” use or structure classifications. All buildings, structures, fixtures and other improvements, including the roof, foundation, floors, and heating, ventilation, air conditioning, mechanical, electrical and other building systems, included in the Real Property (collectively, the “Improvements”) are in material compliance with all applicable Laws, including those pertaining to health and safety, zoning, building and construction requirements and the disabled. No part of any Improvement encroaches on, or otherwise conflicts with the property rights of, any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property, or otherwise conflict with the property rights or construction requirements of any Acquired Company. No Acquired Company has made any material alterations, additions or improvements to any of the Leased Real Property that may be required to be removed upon termination of the term of the applicable Lease. Each parcel of Real Property (i) abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such parcel of Real Property and comprising a part of the Real Property, (ii) is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of the Acquired Companies businesses thereon and (iii) is not located within any flood plain or area subject to wetlands regulation, inland standing waters or any similar restriction.

(e)The Improvements are structurally sound, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, are free from latent and patent defects, are suitable for the purposes for which they are being used and currently planned to be used by the Acquired Companies and have been maintained in accordance with normal industry practice. All Real Property is adequately maintained and suitable for the purpose of conducting the business of the Acquired Companies as currently conducted. The Leased Real Property constitutes all such property used in or necessary to conduct the businesses of the Acquired Companies as conducted and as currently planned to be conducted by the Acquired Companies.
(f)The Real Property constitutes all such property used in or necessary to conduct the businesses of the Acquired Companies as conducted and as currently planned to be conducted by the Acquired Companies. To the Sellers’ Knowledge, there are no facts or circumstances that would prevent the Real Property from being occupied or otherwise used by the Purchaser after the Closing in the same manner as prior to the Closing.
Section 3.13Intellectual Property.
(a)Each Acquired Company exclusively owns without restriction as to use or has a valid or enforceable license or other right to use all Intellectual Property necessary or material to conduct its businesses as presently conducted or contemplated to be conducted in the future including to modify it and as necessary (the “Company Intellectual Property”).
(b)All Intellectual Property that is owned by the Acquired Companies (the “Owned Intellectual Property”), except for copyrights, non-material Trademarks and Trade Secrets, has been duly registered or applied for with the appropriate Governmental Authority such that all such registrations are valid and enforceable to the fullest extent of the Law, and an accurate and complete list as of the date hereof of all such registered Owned Intellectual Property is set forth in Section 3.13(b) of the Company Disclosure Schedule. The Acquired Companies have paid all fees and filed all documents due prior to the date hereof that are necessary to obtain or maintain such Owned Intellectual Property in force or the exclusive rights thereto, except where the failure to pay and/or file has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Owned Intellectual Property is held free and clear of any Encumbrances, except for Permitted Encumbrances. The Acquired Companies exclusively hold all right, title and interest in or to the Owned Intellectual Property without obligation to pay any royalty or any other fees.
(c)The Acquired Companies have taken all necessary and otherwise reasonable steps to protect and preserve the confidentiality of all Trade Secrets and other confidential and proprietary information held by or for the business of the Acquired Companies, and all use by or disclosure to, any Person of such Trade Secrets, confidential or proprietary information has been pursuant to the terms of a valid, written confidentiality agreement with such Person that is legally enforceable by the Acquired Companies.

(d)The operation of the business of the Acquired Companies, and the design, development, use, import, servicing, supporting, hosting, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, publication, display, making available, distribution and licensing out of any Company Product or Company Technology, has not Infringed, and, when conducted in substantially the same manner by the Purchaser or any of its Affiliates or any of the Acquired Companies after the Closing, shall not Infringe, any Intellectual Property of any Person. No Acquired Company has received notice from any Person claiming that such operation or any act, any Company Product or Company Technology, or any Intellectual Property used by any of the Acquired Companies Infringes or has Infringed any Intellectual Property of any Person (nor to the Sellers Knowledge of any basis therefor or threat thereof). No Acquired Company is subject to any Proceeding or outstanding Judgment or stipulation that restricts in any manner the use, provision, transfer, assignment or licensing of any Company Product, Company Technology or Company Intellectual Property by the Acquired Companies or that would negatively affect the validity, registrability, use or enforceability of such Company Product, Company Technology or Company Intellectual Property. No Person has Infringed or is Infringing any Company Intellectual Property and the Acquired Companies have not Infringed or have been accused to Infringe third parties’ Intellectual Property (nor to the Sellers Knowledge of any basis therefor or threat thereof).
(e)The Company Intellectual Property owned or purported to be owned by any of the Acquired Companies is, and after the Closing, shall be, fully transferable, alienable and licensable by such Acquired Company, the Purchaser or any of the Purchaser’s Affiliates, without restriction and without payment of any kind to any Person.
(f)Neither this Agreement nor the any of the transactions contemplated by the Agreement, including the assignment by operation of law or otherwise of any Contracts to which any Acquired Company is a party, shall cause the Purchaser, the Acquired Company or any of their respective Affiliates to (i) grant to any third party any right to any Intellectual Property owned by, or licensed to, any of them, (ii) be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of their respective businesses, or (iii) be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any third party in excess of those payable by any of the Acquired Companies pursuant to a Material Contract in the absence of this Agreement or the transactions contemplated by this Agreement.
(g)No Acquired Company, nor any other Person acting on its behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Software included in or related to any Company Product, Company Technology or Company Intellectual Property, except for disclosures to Employees or contractors under binding written agreements that prohibit use or disclosure except in the performance of services to an Acquired Company. The Acquired Companies are in material compliance with the terms and conditions of all the licenses concerning Open Source Software used to conduct their businesses including all copyright notice and attribution requirements. The Open Source Software in connection with, any Software or Technology, is not used by the Acquired Companies in such a way that requires (or would, as a condition of use, modification and/or distribution of such Open Source Software, require) any part of the Software (including source code or object code) included in the Company Intellectual Property to be (i) offered, disclosed, or distributed, (ii) licensed for the purpose of making derivative works, (iii) licensed to third parties under terms that allow reverse engineering, reverse assembly or disassembly of any kind, or (iv) redistributed at no charge, in each case to any Person.
(h)All Company Products and Company Technology are free of any known “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other Software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product, Company Technology or data or other Software of users (“Contaminants”). Each of the Acquired Companies has taken reasonable steps to prevent the introduction of Contaminants into Company Products and Company Technology.

(i)No Acquired Company currently is, nor has any Acquired Company ever been, a member or promoter of, or a contributor to, any industry standards body or other organization that produces or maintains standards or specifications, including the GSM Association (“Standards Body”). No Acquired Company has made any written promises, declarations or commitments, or is otherwise bound by any obligations, to any Standards Body, including such commitments and obligations arising from any membership agreements, by-laws or policies. None of the Company Intellectual Property is subject to any written promise, declaration, commitment or obligations requiring its disclosure to any Standards Body or its licensing on fair, reasonable or non-discriminatory terms. No Acquired Company has made or refused an offer to license in breach of any promise, declaration, commitment or obligation to a Standards Body made by or otherwise binding on such member.
Section 3.14Contracts.
(a)Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof of each Contract (or group of related Contracts) to which any Acquired Company is a party, by which any Acquired Company or any of their respective properties or assets is bound or affected or pursuant to which any Acquired Company is an obligor or a beneficiary, which:
(i)is for capital expenditures in excess of EUR 250,000;
(ii)is for the purchase, sale or delivery of materials, supplies, goods, services, equipment or other assets, the performance of which extends over a period of more than one year or that otherwise involves, in each case, an amount or value in excess of EUR 125,000;
(iii)is a mortgage, advance (other than advances for travel and other appropriate business expenses), indenture, guarantee, loan or credit agreement, security agreement or other Contract relating to Indebtedness by or to an Acquired Company, other than accounts receivables and payables in the ordinary course of business;
(iv)is a Lease or any other lease or sublease of any real or personal property, or that otherwise affects the ownership of, leasing of, title to, or use of, any real or personal property (other than personal property leases and conditional sales agreements having a value per item or aggregate payments of less than EUR 75,000 and a term of less than one year);
(v)is with any agent, distributor or other representative hired by any Acquired Company that is not terminable without penalty on 30 days’ or less notice involving an annual commitment or payment in excess of EUR 50,000;
(vi)is a license or other Contract under which (A) any Acquired Company has licensed or otherwise granted rights in any Company Intellectual Property to any Person, (B) any Person has licensed or sublicensed to any Acquired Company, or otherwise authorized any Acquired Company to use, any third party Intellectual Property (other than licenses of Internally Used Shrinkwrap Software), or (C) any Acquired Company is an obligor or beneficiary of any covenants not to sue, non-assertion provision or release or immunity from suit in respect of Intellectual Property;
(vii)is for the employment of, or receipt of any services from, any director or officer of any Acquired Company or any other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of EUR 150,000;
(viii)is a collective bargaining agreement, works council or other agreement with any labor union, works council or employee representative group;

(ix)provides for notice or severance greater than statutory requirements, change in control, termination, or similar pay to any Employee or any current or former directors, officers, employees or consultants or other independent contractors of any Acquired Company;
(x)provides for a loan or advance of any amount to any director or officer of any Acquired Company, other than advances for travel and other appropriate business expenses in the ordinary course of business;
(xi)is with an Affiliate, director or officer of any Seller or Acquired Company;
(xii)contains any “non-competition,” “non-solicitation,” exclusive dealing or “no-hire” provision that restricts any Acquired Company;
(xiii)licenses any Person to manufacture or reproduce any Company Product or Company Technology or any Contract to sell or distribute any Company Product or Company Technology;
(xiv)is a joint venture, partnership, strategic alliance, co-marketing, co-promotion, co-packaging, joint development or other similar Contract involving (A) any joint conduct or sharing of any business, venture or enterprise, (B) a sharing of profits or Losses or (C) pursuant to which any Acquired Company has any ownership interest in any other Person or business enterprise other than the Company’s Subsidiaries;
(xv)is a Contract for (A) the sale of any of the businesses, properties or assets of the Acquired Companies other than in the ordinary course of business, (B) the grant to any Person of any preferential rights to purchase any of the Acquired Company’s properties or assets, or (C) the acquisition by the Company of any operating business, properties or assets, whether by merger, purchase or sale of stock or assets or otherwise (other than Contracts for the purchase of inventory or supplies entered into in the ordinary course of business);
(xvi)is a stockholder agreement, investors’ rights agreement, voting agreement, voting trust, right of first refusal agreement, co-sale agreement or registration rights agreement;
(xvii)(A) limits the ability of any Acquired Company to engage in any line of business or to compete (geographically or otherwise) with any Person or to hire or solicit any Person, (B) grants any exclusive rights to make, sell or distribute any Company Product, (C) grants rights of first refusal, rights of first negotiation or similar rights, (D) grants any “most favored nations” or similar rights or (E) otherwise prohibits or limits the right of any Acquired Company to (1) make, sell or distribute any products or services, including the Persons to whom any Acquired Company may sell products or deliver services, (2) purchase or otherwise obtain any services or any Software or other Technology, or (3) grant resale or distribution rights to third parties;
(xviii)involves (A) payments based, in whole or in part, on profits, revenues, fee income or other financial performance measures of any Acquired Company or (B) minimum or guaranteed payments by any Acquired Company to any Person (other than employment related Contracts covered by clause (vii));
(xix)requires ongoing payment of royalties or periodic fees by any Acquired Company;
(xx)requires any Acquired Company to purchase its total requirements of any product or service from any Person, contains “take or pay” provisions, or contains minimum purchase requirements;
(xxi)is a power of attorney granted by or on behalf of any Acquired Company;
(xxii)is a Government Contract or involves a Government Bid;

(xxiii)is a written warranty, guaranty or other similar undertaking with respect to contractual performance extended by any Acquired Company other than in the ordinary course of business;
(xxiv)provides for ongoing indemnification obligations, other than in respect of the performance of any Acquired Company’s obligations under Contracts or other arrangements to which any Acquired Company is a party for goods or services furnished by or to it, except for any such Contract under which the aggregate remaining Liability of any Acquired Company for indemnification obligations thereunder does not exceed, in the absence of the breach of such Acquired Company’s other covenants and agreements under such Contract, EUR 75,000;
(xxv)is a release, resolution or settlement agreement with respect to any pending or threatened Proceeding entered into within three (3) years prior to the date of this Agreement;
(xxvi)is a Contract or a group of related Contracts under which payment has already been received by any Acquired Company (whether in whole or in part) as of the date hereof but which requires that such Acquired Company perform services or deliver products after the Closing Date;
(xxvii)was entered into other than in the ordinary course of business and that involves an amount or value in excess of EUR 75,000 or contains or provides for an express undertaking by any Acquired Company to be responsible for consequential damages; or
(xxviii)is otherwise material to the business, properties, assets or Liabilities of any Acquired Company or under which the consequences of a default or termination could have a Material Adverse Effect.
Each Contract required to be listed in Section 3.14(a) of the Company Disclosure Schedule, a “Material Contract.”
(b)The Seller Representative has delivered to the Purchaser an accurate and complete copy of each written Material Contract and an accurate and complete written summary of each oral Material Contract. With respect to each Material Contract:
(i)such Material Contract is legal, valid, binding, enforceable, and in full force and effect, except to the extent it has previously expired in accordance with its terms;
(ii)the applicable Acquired Company and, to the Sellers’ Knowledge, the other parties to such Material Contract have performed all of their respective material obligations required to be performed under such Material Contract;
(iii)neither the applicable Acquired Company nor, to the Sellers’ Knowledge, any other party to such Material Contract has exercised any termination rights or, in the case of the other party, indicated to the Acquired Company in writing, or to the Sellers’ Knowledge orally, such party’s intent to terminate such Material Contract, in each case other than termination at the end of the such Material Contract’s term in accordance with its terms;

(iv)neither the applicable Acquired Company nor, to the Sellers’ Knowledge, any other party to such Material Contract is in breach or default under such Material Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by such Acquired Company or, to the Sellers’ Knowledge, by any such other party, or give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, repudiation, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Securities or any of the properties or assets of any Acquired Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, such Material Contract, nor has any Acquired Company given or received notice or other communication alleging the same; and
(v)(A) such Material Contract is not under negotiation, (B) no written demand for any renegotiation of such Material Contract has been made, (C) no party to such Material Contract has repudiated any portion of such Material Contract and (D) to the Sellers’ Knowledge, no party to such Material Contract does not intend to renew it at the end of its current term.
(c)To the Sellers’ Knowledge, no director, agent, employee or consultant or other independent contractor of any Acquired Company is a party to, or is otherwise bound by, any Contract, including any confidentiality, noncompetition or proprietary rights agreement, with any other Person that in any way adversely affects or will affect (i) the performance of their duties for the Acquired Companies, (ii) their ability to assign to any Acquired Company rights to any invention, improvement, discovery or information relating to the businesses of the Acquired Companies or (iii) the ability of any Acquired Company to conduct its business as currently conducted or as currently proposed to be conducted.
Section 3.15Tax Matters.
(a)Each Acquired Company has timely filed all Tax Returns that it was required to file in accordance with applicable Laws, and each such Tax Return is true, correct and complete in all material respects. Each Acquired Company has timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return). No claim has ever been made by a Taxing Authority in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction. No Acquired Company has requested an extension of time within which to file any Tax Return which has not since been filed. The Seller Representative has delivered to the Purchaser accurate and complete copies of all Tax Returns of the Acquired Companies (and their predecessors) for the years ended and prior two tax years.
(b)No Acquired Company has or will have additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Interim Balance Sheet. The amounts reflected as Liabilities in line items on the Interim Balance Sheet for all Taxes are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the period ended on and including the date of the Interim Balance Sheet. Since the date of the Interim Balance Sheet, no Acquired Company has incurred any Liability for Taxes arising from extraordinary gains or losses, as that term or the equivalent is used in Finnish GAAP.

(c)All Taxes that each Acquired Company is required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, have been duly withheld or collected. To the extent required by applicable Law, all such amounts have been paid over to the proper Taxing Authority or, to the extent not yet due and payable, are held in separate bank accounts for such purpose.
(d)Each Acquired Company maintains and holds full documentation (including through external accounting and tax offices) of all events that have or may have an effect on the creation, performance and expiry of Tax obligations in accordance with applicable Laws. Each Acquired Company has access to the registers and documents relating to past events that allow it to sufficiently calculate the amount of Tax that would arise as a result of any transactions or events or circumstances that occurred on in the period ending on or before the Closing Date.
(e)To the Sellers’ Knowledge, no Governmental Authority has assessed or will assess any additional Taxes for any period for which Tax Returns have been filed. No governmental audits or other Proceedings are pending or being conducted, nor has any Acquired Company received any (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by any Governmental Authority against any Acquired Company, with respect to any Taxes due from or with respect to any Acquired Company or any Tax Return filed by or with respect to any Acquired Company. No Acquired Company has granted or been requested to grant any waiver of any statutes of limitations applicable to any material claim for Taxes or with respect to any material Tax assessment or deficiency. The Seller Representative has delivered to the Purchaser accurate and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any Acquired Company since last day of tax year three years prior.
(f)All Tax deficiencies that have been claimed, proposed or asserted in writing against any Acquired Company have been fully paid or finally settled, and no issue has been raised in writing in any examination which, by application of similar principles, could be expected to result in the proposal or assertion of a Tax deficiency for any other year not so examined.
(g)No claim has been made by a Taxing Authority of a jurisdiction where any Acquired Company has not filed Tax Returns claiming that such Acquired Company is or may be subject to taxation by that jurisdiction. None of the Acquired Companies has or has had any (i) place of management, (ii) branch, (iii) office, (iv) place of business, (v) operations or employees, (vi) agent with binding authority or (vii) any other activities, in each case that gives rise to a permanent establishment or taxable presence in any country other than the jurisdiction in which such Acquired Company is incorporated, continued or organized.
(h)None of the Acquired Companies are a party to or bound by any Tax Sharing Agreement, Tax indemnity obligation or similar contract with respect to Taxes.
(i)None of the Acquired Companies has joined or has become a party to any structures, transactions or arrangements intended, in whole or in part, to avoid, evade or defer the payment of any Taxes.
(j)Each Acquired Company has performed the due care procedures in respect of the business substance and the beneficial owner status of non-residents being recipients of the payments made by the Acquired Companies abroad and each Acquired Company confirms that any preferential Tax rate or Tax exemption under relevant double taxation treaties or other applicable Laws with respect to such payments made to non-residents could have been applied.

(k)The Acquired Companies are in compliance in all respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating its transfer pricing practices and methodology.
(l)There are no Encumbrances upon any properties or assets of any Acquired Company arising from any failure or alleged failure to pay any Tax (other than statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Interim Balance Sheet).
(m)The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not result in the loss of any Tax attributes of any Acquired Company, nor will it trigger an acceleration of any Tax Liabilities of any Acquired Company.
(n)No Acquired Company has received any benefits, gifts, or other payments without consideration.
(o)Each Acquired Company has complied with applicable Law in relation to acquired consulting, management, or other intangible services, and possesses sufficient documentation supporting the tax deductibility of the cost of such services.
(p)Each Acquired Company has complied with all Tax Laws relevant to value added tax and has prepared and maintained complete, correct, and up-to-date records and registers appropriate or requisite for the purposes of these Tax Laws.
(q)Each Acquired Company has correctly treated, reported, and settled value added tax on all chain transactions and multi-party cross-border supplies, and has retained all required documentation for these purposes.
(r)Each Acquired Company (i) is properly registered for Tax purposes in each jurisdiction where such registration is required under applicable Law and (ii) has been, since its formation, exclusively tax resident in its jurisdiction of formation and has not been treated as tax resident in any other jurisdiction for purposes of any Tax or Tax treaty.
Section 3.16Employee Benefit Matters.
(a)Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Company Plans and identifies each such Company Plan that is a Transferred Company Plan.
(b)The Seller Representative has delivered to the Purchaser an accurate and complete copy of (i) each writing that sets forth the terms of each material Company Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries, (ii) a written description of any material Company Plan that is not otherwise in writing, (iii) all registration statements filed with respect to any material Company Plan, (iv) all insurance policies purchased by or to provide benefits under any material Company Plan, (v) the most recent financial statement and actuarial valuation for each material Company Plan, to the extent applicable, and (vi) with respect to any Company Plan, all non-routine notices that were given by any Governmental Authority to any Acquired Company or any Company Plan since January 2022.
(c)Each Acquired Company has the right to modify and terminate benefits (other than pensions) with respect to both retired and active employees. Each Transferred Company Plan permits assumption thereof by the Purchaser or its Subsidiaries upon the Closing without the consent of the participants or any other Person.

(d)Each Company Plan that is intended to qualify for Tax-preferential treatment under applicable Law so qualifies and has received, where required, approval from the applicable Taxing Authority that it is so qualified and no event has occurred or circumstance exists that may give rise to disqualification or loss of Tax-preferential treatment.
(e)The Acquired Companies sponsor or maintain Transferred Benefit Plans which are sufficient to meet the requirements of applicable Law or any applicable collective bargaining agreement or employment agreement to which any Company Employee is a party. No Transferred Benefit Plan provides benefits to any individuals other than current or former employees of the Acquired Companies or their eligible dependents and beneficiaries.
(f)Each Company Plan has been documented, operated, funded and administered in all material respects in accordance with its terms and applicable Laws. There are no pending or, to the knowledge of the Acquired Companies, threatened Proceedings against or involving, or inquiries pending, by any Governmental Authority, or any other material claim or Proceeding with respect to any Company Benefit Plan (other than routine claims for benefits payable in the normal course). Full and timely payment has been made of all material amounts that the Acquired Companies or Affiliates are obligated under applicable Law or Transferred Benefit Plan documents to have paid as a contribution or payment of benefits, and all such contributions or payments for any period that are not yet due have been made, paid or properly accrued in accordance with applicable accounting standards.
(g)The consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not (i) result in any payment becoming due, or increase the amount of any compensation due; (ii) result in the acceleration of the payment or vesting of any compensation or benefits; (iii) cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan; or (iv) constitute a “deemed severance” or “deemed termination” under any Company Plan or otherwise with respect to, any director, officer, employee, or former director, former officer or former employee of any Acquired Company. No Acquired Company has made or become obligated to make. No Acquired Company is required to “gross up” or otherwise compensate any individual because of the imposition of any Tax on any compensatory payment to such individual. No Acquired Company has employees subject to United States federal income tax who are receiving transaction bonuses or other change of control payments in connection with the transactions contemplated by this Agreement.
(h)All Company Plans that are required by applicable Law to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based on reasonable actuarial assumptions. No Company Benefit Plan is a defined benefit pension plan or other arrangement that provides benefits on a defined benefit basis in the event of retirement or redundancy.
Section 3.17Employment and Labor Matters.

(a)Section 3.17(a) of the Company Disclosure Schedule sets forth an accurate and complete and anonymized list of all Employees, as well as independent contractors currently performing services for any Acquired Company, including each Employee on leave of absence or layoff status, along with position (or description of services provided for independent contractors), date of hire, engagement or seniority (if different from date of hire), legal entity employer (or engaging entity for independent contractors), work location (including city, state and country), secondment status and location of secondment (if applicable), compensation and benefits, full or part-time status, scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, work authorization (including visa type and status), accrued but unused sick and vacation leave or paid time off and service credited for purposes of vesting and eligibility to participate under any Company Plan with respect to such Persons. To the Sellers’ Knowledge, no director, officer, Vice President, key Employee or group of Employees of any Acquired Company intends to terminate his, her or their employment with any Acquired Company.
(b)No Acquired Company is, or has been, a party to or bound by any collective bargaining agreement, agreement with any works council, agreement with any employee representative or other Contract with nor is any Employee represented by any labor union, works council or representative of any employee group, nor is any such Contract being negotiated by any Acquired Company. The Sellers have no Knowledge of any union organizing, election or other activities made or threatened at any time since January 1, 2022 by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees of any Acquired Company. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.
(c)Since January 1, 2022, no Acquired Company has experienced any labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute, nor to the Sellers’ Knowledge is any such action threatened.
(d)Each Acquired Company has complied in all material respects with all applicable Laws and its own policies, handbooks, work rules or similar documents relating to labor and employment matters, including fair employment practices, terms and conditions of employment, data privacy, contractual obligations, equal employment opportunity, harassment, nondiscrimination, disability rights, leaves of absence, immigration, wages, hours, pay equity and transparency, benefits, classification of independent contractors or other contingent workers, classification of employees, workers’ compensation, unemployment insurance, the payment of social security and similar Taxes, employee termination (actual or constructive), occupational safety, plant closing and changes in operations.
(e)There is no Proceeding pending or, to the Sellers’ Knowledge, threatened against or affecting any Acquired Company relating to the alleged violation by any Acquired Company (or its directors or officers) of any Law pertaining to labor relations or employment matters. No Acquired Company is, and since January 1, 2022 has been, a party to a settlement agreement with a current or former employee that relates primarily to allegations of sexual harassment or sexual misconduct.
(f)The employment of all Employees who provide services in the United States is terminable “at will” without any penalty, notice or severance obligations on the part of any Acquired Company.
(g)Each Employee is authorized and has appropriate documentation to work in the applicable jurisdiction.

(h)Each Acquired Company has, or will have no later than the Closing Date, paid all accrued fees, wages, bonuses, commissions, severance and accrued vacation pay to the Employees and their consultants due to be paid through the Closing Date. All sums due for fees, wages, contributions, premiums and other payments due or required to be paid in connection with each Company Plan, and all vacation time owing has been duly and adequately accrued in all material respects in the Financial Statements.
(i)To the Sellers’ Knowledge, in the last five years as of the Closing, (i) no allegations of sexual harassment have been made against any Employee at the level of Vice President or above, and (ii) none of the Acquired Companies have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any Employee at the level of Vice President or above.
Section 3.18Environmental, Health and Safety Matters. Each Acquired Company and each of their Affiliates is, and for the past ten years has been, in compliance in all material respects with all Environmental Laws. The Acquired Companies are not subject to any pending, or to the Sellers’ Knowledge, threatened Proceedings by any Governmental Authority or other third party, and neither Sellers nor any Acquired Company has received any notice, report or other written communication regarding any actual or alleged violation of or Liability under any Environmental Laws. No Acquired Company nor their Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, generated, manufactured, distributed, exposed any Person to or released any Hazardous Materials, in particular in a manner that could cause a damage to the environment. No Acquired Company nor their Affiliates were convicted in relation to any environment-related crimes and this representation is not subject to any time limitation. The Seller Representative has delivered to the Purchaser accurate and complete copies of all environmental reports, investigations and audits possessed or initiated by any Acquired Company or any Seller relating to environmental conditions of the Real Property and any other property owned, operated or used by any Acquired Company, and the Acquired Companies’ compliance with Environmental Law.
Section 3.19Compliance with Laws and Governmental Authorizations.
(a)Without limiting the scope of any other representation in this Agreement, each Acquired Company is in compliance and has complied in all material respects with all, and no Acquired Company has violated in any material respect any, Laws, Judgments or Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets. No Acquired Company has received since January 1, 2021 any notice, warning letter, or similar communications that (i) alleges a violation of, or asserts a failure to comply with, any applicable Law, Judgment or Governmental Authorization, or (ii) imposes an obligation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. There is no pending or, to the Sellers’ Knowledge, threatened regulatory action, investigation or inquiry of any sort (other than non-material routine or periodic inspections or reviews) against the Acquired Companies.

(b)Section 3.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all material Governmental Authorizations held by any Acquired Company or that otherwise relate to the business of, or any of the assets owned or used by, any Acquired Company, all of which are valid and in full force and effect, and have not lapsed, expired, or been cancelled, terminated or withdrawn. The Governmental Authorizations listed in Section 3.19(b) of the Company Disclosure Schedule collectively constitute all of the material Governmental Authorizations necessary for the lawful operation of the business of the Acquired Companies as currently conducted, and necessary for the lawful ownership and use of the Acquired Companies’ respective properties and assets. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any Governmental Authorization is pending or, to the Sellers’ Knowledge, threatened, and the Sellers do not know of any valid basis for any such Proceeding, including the transactions contemplated hereby. Each Acquired Company has obtained, and is in compliance with, all export permits, exceptions and other requirements required for (i) the export and reexport of such Acquired Company’s Company Products and Company Technology and (ii) releases of Software and technology to foreign nationals in the United States and abroad. No Acquired Company is in default under or violation in any material respect of and, to the Sellers’ Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a default under or violation in any material respect of any term, condition or provision of any material Governmental Authorization to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the Sellers’ Knowledge there are no facts or circumstances which could form the basis for any such default or violation.
(c)The Acquired Companies have duly performed and continue to perform all obligations relating to the subsidies, tax exemptions or other funding constituting state aid granted to any Acquired Company in the last five years, and no Acquired Company is obliged to repay any subsidies, tax exemptions or other funding constituting state aid, or any part thereof, nor do any circumstances exist that would justify obligating any Acquired Company to repay such subsidies, tax exemptions or other funding constituting state aid, in whole or in part, including as a result of execution or performance of the transactions contemplated by this Agreement.
Section 3.20No Government Contracts or Subcontracts. None of the Acquired Companies are, and none of the Acquired Companies (or any predecessor) at any time since January 1, 2021 has been, party to any Government Contract or Government Bid. None of the Acquired Companies are, and none of the Acquired Companies (or any predecessors) have at any time since January 1, 2021 been, subject to or in violation of any requirement imposed by any of the Procurement Laws.
Section 3.21Legal Proceedings. Section 3.21 of the Company Disclosure Schedule sets forth an accurate and complete list of (a) all pending Proceedings (i) by or against any Acquired Company or that otherwise relate to or could reasonably be expected to affect any Acquired Company’s business, properties or assets or (ii) to the Sellers’ Knowledge, by or against any of the directors or officers of any Acquired Company in their capacities as such, or (b) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement. To the Sellers’ Knowledge, no other such Proceeding has been threatened, and no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding. The Seller Representative has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings.
Section 3.22Customers and Suppliers.

(a)Section 3.22(a) of the Company Disclosure Schedule sets forth an accurate and complete list of the 10 largest customers of the Acquired Companies during the 12-month period ended December 31, 2025 (determined on the basis of the total dollar amount of net revenues) (each, a “Material Customer”) showing the dollar amount of net revenues from each such Material Customer during each such period. No Acquired Company has received any written notice or, to the Sellers’ Knowledge, has any reason to believe that any Material Customer (i) has ceased, or will cease, to use the products, goods or services of any Acquired Company, (ii) has substantially reduced, or will substantially reduce, the use of products, goods or services of any Acquired Company, (iii) has sought, or is seeking, to reduce the price it will pay for products, goods or services of any Acquired Company, including in the case of the preceding clauses (i)-(iii) after the consummation of the transactions contemplated by this Agreement, or (iv) has otherwise threatened to take any action described in the preceding clauses (i)-(iii) as a result of the consummation of the transactions contemplated by this Agreement. No customer of any Acquired Company has any right to any credit or refund for products or goods sold or services rendered or to be rendered by any Acquired Company pursuant to any Contract with or practice of any Acquired Company other than pursuant to the Companies’ normal course return policy.
(b)Section 3.22(b) of the Company Disclosure Schedule sets forth an accurate and complete list of the 10 largest suppliers to the Acquired Companies during the 12-month period ended December 31, 2025 (determined on the basis of the total dollar volume of purchases during such periods) (each, a “Material Supplier”) showing the dollar amount of the purchases from each such Material Supplier during such period. No Acquired Company has received any written notice or, to the Sellers’ Knowledge, has any reason to believe that, as a result of the consummation of the transactions contemplated by this Agreement or otherwise, there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods and services to the Purchaser or any Acquired Company at any time after the Closing on terms and conditions similar to those used in its current sales to the Acquired Companies, subject to general and customary price increases.
Section 3.23Product Warranty; Product Claims.
(a)No product manufactured, sold, licensed, leased or delivered by any Acquired Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. Each Company Product at all times has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties, and no Acquired Company has any Liability (and no event has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth in the corresponding line item on the Interim Balance Sheet, as adjusted for the passage of time through the Closing Date in the ordinary course of business, consistent with the past custom and practice of the Acquired Companies.
(b)Section 3.23(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all claims for product damage, product loss or product inventory shrinkage in excess of $25,000 asserted by any customer since January 1, 2022. To the Sellers’ Knowledge, no other such claims have been threatened, and no event has occurred or circumstance exists that is or could reasonably be expected to give rise to or serve as a basis for the commencement of any such claim.

Section 3.24Product Liability. No Acquired Company has any material Liability (and no event, occurrence or development has occurred or circumstance exists that could reasonably be expected to give rise to any Proceeding, claim or demand against any of them giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any Company Product manufactured, sold, leased or delivered by any Acquired Company. No Acquired Company has received any written notice as to any claim or allegation of personal injury, death, or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief in connection with any Company Products manufactured, sold, provided, distributed or otherwise put in commerce by or in connection with any service provided by any Acquired Company or their respective Representatives.
Section 3.25Insurance. Section 3.25 of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof of all certificates of insurance, binders for insurance policies and insurance maintained by any Acquired Company, or under which any Acquired Company has been the beneficiary of coverage at any time since January 1, 2025 (the “Company Insurance Policies”). The Company Insurance Policies are valid, binding and enforceable, all premiums due and payable thereunder have been paid, and each Acquired Company is otherwise in compliance in all material respects with the terms thereof. The Sellers have no Knowledge of any threatened termination of, or material premium increase with respect to, any Company Insurance Policy. No Acquired Company has failed to give in a timely manner any notice of any claim that may be insured under any Company Insurance Policy and there are no outstanding claims which have been denied or disputed by the insurer. The Acquired Companies maintain, and at all times during since January 1, 2022 have maintained, in full force and effect, certificates of insurance, binders and policies of such types and in such amounts and for such risks, casualties and contingencies as is reasonably adequate to insure the Acquired Companies against insurable losses, damages, claims and risks to or in connection with or relating to their respective businesses, properties, assets and operations. No Acquired Company has ever maintained, established, sponsored, participated in or contributed to any self-insurance program, retrospective premium program or captive insurance program.
Section 3.26Related Party Transactions.
(a)Section 3.26(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Contracts, transfers of assets or Liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which any Acquired Company, on the one hand, and any other Acquired Company or any Affiliate of any Acquired Company on the other hand, is or has been a party or otherwise bound. Each Contract, transfer of assets or Liabilities or other commitment or transaction required to be set forth in Section 3.26(a) of the Company Disclosure Schedule was on terms and conditions as favorable to the Acquired Companies as would have been obtainable by them at the time in a comparable arm’s-length transaction with a Person other than an Affiliate.

(b)No Key Seller, director, officer or employee of any Acquired Company, or Affiliate of any such Key Seller, director, officer or employee, (i) owns or since January 1, 2022 has owned, directly or indirectly, and whether on an individual, joint or other basis, any interest in (A) any material property or asset, real, personal or mixed, tangible or intangible, used in or pertaining to any Acquired Company’s business, (B) any Person that has had business dealings or a material financial interest in any transaction with any Acquired Company or (C) any Person that is a supplier, customer or competitor of any Acquired Company except for securities having no more than 1% of the outstanding voting power of any such supplier, customer or competing business which are listed on any national securities exchange, (ii) has had since January 1, 2022, business dealings or a material financial interest in any transaction with any Acquired Company, other than, in the case of employees of any Acquired Company, salaries and employee benefits and other transactions pursuant to any Company Plans in the ordinary course of business, or (iii) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of any Acquired Company.
Section 3.27Data Protection.
(a)Each Acquired Company has complied, and caused its operations and activities to be in compliance, in all material respects, with all Data Protection Laws, cybersecurity laws (including NIS2 Directive and Finnish Cybersecurity Act (124/2025)) and all data protection policies or procedures and all contractual and fiduciary obligations of the Acquired Companies (including all rules and policies of self-regulatory bodies to which any Acquired Company submits), in each case relating to (i) the data protection and data privacy of users of Company Products or any Internet websites owned, maintained or operated by or on behalf of any member of any Acquired Company (“Company Sites”), or as otherwise collected or processed by an Acquired Company from customers and (ii) the collection, storage, use, transfer and any other processing of any Personal Data collected, stored, processed or used by any Acquired Company in any manner (including with respect to Employees, contractors, suppliers, customers and/or end-users) or stored or maintained by third parties on behalf of any Acquired Company. Copies of all current and prior data protection, data privacy and Personal Data policies of any Acquired Company that apply to the Company Sites or the Company Products have been made available to the Purchaser.
(b)In compliance with Data Protection Laws, each Acquired Company has collected, processed and used Personal Data in its possession in a manner consistent with Data Protection Laws and has provided lawful disclosure with respect to its privacy policies and its privacy practices, including providing any type of notice or information and obtaining any type of consent required by applicable Data Protection Laws. Each such data protection, data privacy policies and practices, and Personal Data policy and all materials distributed or marketed by any Acquired Company have at all times made all disclosures to users or customers required by applicable Data Protection Law, and none of such disclosures has been inaccurate, misleading or deceptive or in violation of any Data Protection Law. The notices and information provided and consents obtained allow each Acquired Company to further process and transfer such personal data to other persons in the course of the Acquired Company’s business. Each Acquired Company conducts and has at all times conducted its activities in a manner consistent with Data Protection Laws, which includes meeting its information, documentation and registration obligations.

(c)Section 3.27(c) of the Company Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data maintained by or for each Acquired Company at any time, the types of Personal Data in each such database, the means by which such data was collected, and the security and privacy policies that have been adopted and maintained with respect to each such database. Each Acquired Company is, and has at all times been, in compliance with: (i) all Data Protection Laws governing the receipt, collection, use, storage, processing, sharing, security disposal, disclosure or transfer of Personal Data that is possessed by or otherwise subject to the control of such Acquired Company; (ii) all of such Acquired Company’s policies and procedures regarding privacy, Personal Data protection and data security, including all privacy policies and similar disclosures published on such Acquired Company’s websites or otherwise communicated to third parties; and (iii) all requirements contained in the Contracts that such Acquired Company has entered into with its customers or other third parties regarding the collection or use of Personal Data and matters of data protection and privacy. The execution, delivery and performance of this Agreement and the other Transaction Documents, the consummation of the transactions contemplated by this Agreement and the transfer of Personal Data or databases or the change of data controller and data processes related hereto in connection with the transactions contemplated by this Agreement: (i) comply with all Data Protection Laws and each Acquired Company’s contractual requirements and other legal obligations and applicable policies relating to data protection, data privacy and Personal Data; and (ii) will not prohibit Purchaser from receiving, storing, transmitting or using Personal Data in the manner in which the Company received and used such Personal Data prior to the Closing (iii) will not violate the Data Protection Laws (iv) will not give rise to any right of termination or other right to impair or limit any of the Acquired Companies' rights to own and process any Personal Data used in or necessary for the operation of their business. Each Acquired Company has at all times made all disclosures to, and obtained any necessary rights and consents from, users, customers, employees, contractors and other applicable Persons required by Data Protection Laws.
(d)Each Acquired Company has taken industry-standard steps, as required by Data Protection Laws (including implementing, and monitoring compliance with, adequate measures with respect to technical and physical security), to protect the information technology systems used in connection with its operations and to ensure that all data, technology and Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse, as set forth under applicable Data Protection Law (and where Data Protection Laws do not determine such measures, pursuant to industry standard), including implementing reasonable disaster recovery and security plans and procedures. To the Knowledge of the Sellers, there have been no material unauthorized intrusions or breaches of the security of the information technology systems used in connection with the operation of the Acquired Companies nor any material loss, theft or unauthorized access to or misuse of data, technology or Personal Data. The business of each Acquired Company, as conducted, does not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted, or requires a Consent from any Governmental Authority, under applicable Law.
(e)In connection with each third-party servicing, outsourcing or similar arrangement involving Personal Data acquired from or with respect to each Acquired Company or acquired by each Acquired Company from any third parties, each Acquired Company has contractually obligated any service provider or itself to: (i) comply with Data Protection Laws; (ii) take reasonable steps to protect and secure Personal Data from unauthorized disclosure or use; (iii) restrict use of Personal Data to those authorized or required under the servicing, outsourcing or similar arrangement; and (iv) certify or guarantee the return or destruction of Personal Data and has met all other applicable requirements resulting from Data Protection Laws.

(f)Each Acquired Company has obtained all requisite Consents of Governmental Authorities or other Governmental Authorizations and all requisite Consents from each Person subject of the Personal Data (including in each case any required notices to such Persons) to the extent required under applicable Personal Data Law or the data protection policies and contractual and fiduciary obligations of the Acquired Companies. No Acquired Company has received from any Governmental Authority or any third party, any written complaint, notice, claim, warning or request for information alleging or otherwise relating to any data breach or security incident (as defined by Data Protection Laws) or the data handling, processing or security practices of such Acquired Company, and there is no action pending or any reasonable basis for any action against such Acquired Company arising from or related to any data breach or security incident or any of such Acquired Company’s data handling, processing or security practices.
(g)Each Acquired Company has complied with all valid and lawful requests pertaining to access, rectification, portability, deletion, restriction, automated decision making or objection of any Person made to any Acquired Company regarding Personal Data processed by or on behalf of any Acquired Company and with any other valid and lawful request related to data subject rights.
(h)Except for disclosures of information required or authorized by Data Protection Laws each Acquired Company has not sold, rented or otherwise made available, and does not sell, rent or otherwise make available, to third parties any Personal Data.
(i)No Acquired Company has (i) received any notifications or other correspondence concerning Data Protection Laws from any Person nor authority, in particular no penalty has been imposed, (ii) been subject to any investigation or proceeding conducted against concerning infringements of Data Protection Laws, (iii) been subject to any complaint filed against to any authority for infringements of Data Protection Laws (iv) experienced any data breach or security incident. To the Sellers Knowledge, there are no circumstances that would make any of the foregoing scenarios involving any Acquired Company likely.
Section 3.28Corruption and Trade Regulation. Neither any Acquired Company, nor any of their respective Affiliates, directors, officers, employees, consultants, agents or other Representatives has, (i) made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person (including any customer or supplier) or Governmental Authority, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) made or paid any improper foreign payment (as defined in the FCPA). The internal accounting controls of the Acquired Companies are adequate to detect any of the foregoing.
Section 3.29Brokers or Finders. No Acquired Company, nor any Person acting on behalf of any Acquired Company, has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.30Solvency. None of the Acquired Companies are insolvent and will not be rendered insolvent by any of the transactions contemplated by this Agreement. As used in this Section 3.30, “insolvent” means that the sum of the debts and other probable Liabilities of each Acquired Company exceeds the present fair saleable value of such Acquired Company’s assets. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement, (a) each Acquired Company will be able to pay its Liabilities as they become due in the usual course of its business, (b) each Acquired Company will not have unreasonably small capital with which to conduct its present or proposed business, (c) each Acquired Company will have assets (calculated at fair market value) that exceed its Liabilities and (d) taking into account all pending and threatened litigation, no final Judgments against any Acquired Company in actions for money damages are reasonably anticipated to be rendered at a time when, or in amounts such that, such Acquired Company will be unable to satisfy any such Judgments promptly in accordance with their terms (taking into account the maximum probable amount of such Judgments in any such actions and the earliest reasonable time at which such Judgments might be rendered) as well as all other obligations of such Acquired Company. The cash available to any Acquired Company, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such Liabilities and Judgments promptly in accordance with their terms.
Section 3.31Representations Complete. None of the representations or warranties made by the Company in this Agreement (as modified by the Company Disclosure Schedule), and none of the statements made in any Exhibit, Schedule, certificate or other document furnished by the Company pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser represents and warrants to the Sellers that as of the Closing Date the statements set forth in this Article 4 are true and correct, except as set forth on the disclosure schedule delivered by the Purchaser to the Sellers concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedule”):
Section 4.1Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of Delaware.
Section 4.2Authority and Enforceability. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement. The execution, delivery and performance of this Agreement and each Ancillary Agreement to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Purchaser. The Purchaser has duly and validly executed and delivered this Agreement and each Ancillary Agreement to which it is a party. This Agreement and each Ancillary Agreement to which the Purchaser is a party constitutes the valid and binding obligation of the Purchaser, as applicable, enforceable against the Purchaser in accordance with its terms, except as such enforcement may be limited by the Insolvency and Equity Exceptions.

Section 4.3No Conflict. Neither the execution, delivery and performance by the Purchaser of this Agreement and each Ancillary Agreement to which the Purchaser is a party, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, will: (a) directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default under, give rise to any right of revocation, withdrawal, suspension, acceleration, cancellation, termination, modification, imposition of additional obligations or loss of rights under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser under (i) the certificate of incorporation or bylaws of the Purchaser or any resolution adopted by the stockholders or board of directors of the Purchaser, (ii) any Contract to which the Purchaser is a party or by which the Purchaser is bound or to which any of its properties or assets is subject or (iii) any Law, Judgment or Governmental Authorization applicable to the Purchaser or any of its properties or assets; or (b) require the Purchaser to obtain any Consent or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person, except with respect to clauses (a) and (b) in any case that would not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement or on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.
Section 4.4Valid Issuance; Sufficient Cash on Hand.
(a)The Purchaser Shares to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid, and non-assessable, and will not be subject to any preemptive, resale rights, or rights of first refusal, or other similar rights of any Purchaser securityholder.
(b)Purchaser as of the date hereof and as of the Closing will have on the Closing Date funds sufficient to pay any amounts required to be paid in cash in connection with the consummation of the Transactions, including all related fees and expenses.
Section 4.5SEC Filings. Since January 1, 2024, all reports, schedules, forms, statements and other documents required to be filed by the Purchaser with the U.S. Securities and Exchange Commission (the “SEC”) (collectively, the “SEC Filings”) have been timely filed and complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as applicable. As of the date of such filings, none of the SEC Filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 4.6Legal Proceedings. There is no Proceeding pending or, to the Purchaser’s knowledge, threatened, against the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.
Section 4.7Brokers or Finders. Neither the Purchaser nor any Person acting on its behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.
ARTICLE 5
COVENANTS
Section 5.1Consents and Filings; Reasonable Efforts.

(a)The Company, the Purchaser and the Sellers will, and will cause each Acquired Company to, use their commercially reasonable efforts (i) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) as promptly as practicable after the Closing, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to obtain all other Consents from, and give all other notices to, all other Persons, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including those listed in Section 3.3(b) of the Company Disclosure Schedule.
(b)Subject to applicable Law relating to the sharing of information, each party shall (i) furnish the other party with copies of all material documents (except documents or portions thereof for which confidential treatment has been requested or given) and material correspondence (A) prepared by or on behalf of such party for any Governmental Authority and affording the other party the opportunity to comment and participate in responding, where appropriate; or (B) received by or on behalf of such party from any Governmental Authority, in each case in connection with the Consents and Governmental Authorizations contemplated by this Section 5.1 and (ii) use reasonable best efforts to consult with and keep the other party informed as to the status of such matters. Further, no party shall, nor shall it permit any of its Representatives to, unless so requested by such Governmental Authority, meet or engage in substantive conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such Consents or Governmental Authorizations unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent not precluded by applicable Law, offers the other party the opportunity to participate in such meeting or conversation.
(c)Notwithstanding the foregoing, the Purchaser shall (i) determine the timing and strategy and be solely responsible for the final content of any substantive oral or written communications with any applicable Governmental Authorities except responses to inquiries made directly to the Sellers or the Acquired Companies by such Governmental Authorities and (ii) lead all Proceedings and coordinate all activities with respect to seeking any Consents or Governmental Authorizations in connection with the applicable Laws; provided, that, the Purchaser shall in good faith consider all views and input provided by the Seller Representative.
(d)The parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 5.1 as “outside counsel” or “outside counsel and corporate in-house counsel with responsibility for antitrust and regulatory matters only.” Such materials and the information contained therein will be given only to the designated counsel of the recipient and will not be disclosed by such outside counsel and / or corporate in-house counsel with responsibility for antitrust or regulatory matters to the directors, officers or employees (other than corporate in-house counsel with responsibility for antitrust and regulatory matters if permitted) of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel; provided, that, materials provided pursuant to this Section 5.1(d) may be redacted by the producing party to remove references concerning the valuation of the Acquired Companies, as necessary to comply with contractual arrangements and as necessary to address reasonable privilege considerations.
Section 5.2Confidentiality.

(a)The Purchaser, the Company and the applicable Sellers agree to continue to abide by (i) that certain Mutual Nondisclosure Agreement between the Company and the Purchaser dated April 24, 2025 (the “MNDA”), and (ii) Section 4 of that certain Letter Agreement among the Purchaser, the Company and the Key Shareholders (as defined therein) dated December 5, 2025 which binds the Key Shareholders to the terms of the MNDA (the “Letter Agreement” and together with the MNDA, the “Confidentiality Agreement”). Beginning on the Closing Date, neither the Company, any Seller nor any of its or their respective Affiliates will waive any right under any other nondisclosure agreement previously entered into by the Company or any Seller and any other Person with respect to the evaluation of the sale of the Company without the prior written consent of the Purchaser.
(b)From and after the Closing, the confidentiality obligations of the Purchaser under the Confidentiality Agreement will terminate with respect to all Confidential Information. From and after the Closing, each Seller will, and will cause each of its Affiliates and its and their respective Representatives (its “Restricted Persons”) to, maintain the confidentiality of, and not use for their own benefit or the benefit of any other Person, the Confidential Information.
(c)Except as contemplated by Section 5.3, neither the Purchaser nor any Seller will, and the Purchaser and each Seller will cause each of their respective Restricted Persons not to, disclose to any Person any information with respect to the legal, financial or other terms or conditions of this Agreement, any of the Ancillary Agreements or any of the transactions contemplated hereby or thereby. The foregoing does not restrict the right of any party to disclose such information (i) to its respective Restricted Persons to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement and the Ancillary Agreements, (ii) to any Governmental Authority or arbitrator to the extent reasonably required in connection with any Proceeding relating to the enforcement of this Agreement or any Ancillary Agreement, (iii) as permitted in accordance with Section 5.2(d) and (iv) in the case of the Purchaser, any disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the Purchaser agrees to use reasonable efforts to advise the Seller Representative prior to making such disclosure). Each party will advise its respective Restricted Persons with respect to the confidentiality obligations under this Section 5.2(c) and will be responsible for any breach or violation of such obligations by its Restricted Persons.
(d)Except with respect to disclosures under Section 5.2(c)(iv), if a party or any of its respective Restricted Persons become legally compelled to make any disclosure that is prohibited or otherwise restricted by this Agreement, then such party will (i) give the other party immediate written notice of such requirement, (ii) consult with and assist the other party in obtaining an injunction or other appropriate remedy to prevent such disclosure and (iii) use its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to any information so disclosed. Subject to the previous sentence, the disclosing party or such Restricted Persons may make only such disclosure pursuant to Section 5.2(c)(iii) that, in the opinion of its counsel, it is legally compelled or otherwise required to make to avoid standing liable for contempt or suffering other material penalty.
(e)To the extent that any Seller has not done so prior to the Closing, each Seller will, immediately following the Closing, surrender to the Acquired Companies all notes, data, manuals, documents, records, data bases, programs, blueprints, memoranda, specifications, customer lists, financial reports and all other tangible embodiments of Confidential Information, it being expressly understood that all these writings, tangible embodiments and other things are the exclusive property of the Acquired Companies.

(f)The Sellers hereby assign to the Purchaser all of their rights under each confidentiality agreement (other than the Confidentiality Agreement) to which any of the Sellers is a party and which pertain to the business or operations of any Acquired Company. Each Seller, upon the request of the Purchaser from time to time, will use its commercially reasonable efforts to assist the Purchaser in enforcing the provisions of any such confidentiality agreement.
Section 5.3Public Announcements. For purposes of securities Law compliance, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that the Purchaser reserves the right, without the Company’s or the Seller Representative’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the Purchaser agrees to use reasonable efforts to advise the Seller Representative prior to making such disclosure).
Section 5.4Further Assurances. Subject to the other express provisions of this Agreement, the parties will cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the parties agree (a) to furnish, or cause to be furnished, upon request to each other such further information, (b) to execute and deliver, or cause to be executed and delivered, to each other such other documents and (c) to do, or cause to be done, such other acts and things, all as the requesting party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated by this Agreement.
ARTICLE 6
CERTAIN TAX MATTERS
Section 6.1Tax Apportionment. If any Acquired Company is permitted but not required under applicable Law to treat the Closing Date as the last day of a taxable period, the Sellers and the Purchaser shall so treat the Closing Date. Where such treatment is not permitted, in the case of Taxes that are payable with respect to a Straddle Tax Period, the portion of any such Tax that will be treated for purposes of this Agreement as imposed with respect to a Pre-Closing Tax Period:
(a)in the case of Taxes that are either (i) based upon or related to income or receipts or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than any Transfer Taxes), deemed equal to the amount which would be payable if the taxable period ended as of the close of business on the Closing Date (except that (A) solely for purposes of determining the marginal Tax rate applicable to income or receipts during such period in a jurisdiction in which such Tax rate depends upon the amount or level of income or receipts, annualized income, or receipts may be taken into account if appropriate for an equitable sharing of such Taxes and (B) exemptions, allowances, and deductions that are otherwise calculated on an annual basis shall be apportioned on a daily basis); and
(b)in the case of Taxes not described in Section 6.1(a), imposed on a periodic basis with respect to the assets of an Acquired Company, or otherwise measured by the amount, value or level of any item, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
Section 6.2Tax Returns.

(a)The Acquired Companies will prepare and timely file or will cause to be prepared and timely filed all Tax Returns with respect to the Acquired Companies that are required to be filed (taking into account extensions) on or before or after the Closing Date. The Acquired Companies will prepare their Tax Returns in a manner that is consistent with past practices and that complies with applicable Law.
(b)With respect to any Tax Return required to be filed (taking into account extensions) on or before the Closing Date, the Sellers shall cause the Acquired Companies to deliver to the Purchaser, at least 20 Business Days prior to the due date for the filing of such Tax Return (taking into account extensions), a draft copy of such Tax Return. The Acquired Companies shall consider in good faith any reasonable comments submitted by the Purchaser to such draft Tax Return. With respect to any Tax Return required to be filed (taking into account extensions) after the Closing Date, the Purchaser shall cause the Acquired Companies to deliver to the Seller Representative, at least 20 Business Days prior to the due date for the filing of such Tax Return (taking into account extensions), a draft copy of such Tax Return. The Acquired Companies shall consider in good faith any reasonable comments submitted by the Seller Representative to such draft Tax Return.
Section 6.3Tax Proceedings.
(a)The Purchaser shall promptly (and in any event within 20 Business Days) notify the Sellers in writing upon receipt by the Purchaser, any of its Affiliates or, after the Closing Date, the Acquired Companies, of notice of any proposed, pending or threatened Tax audits or assessments relating to any taxable period of the Acquired Companies ending on or before the Closing Date or relating to a Tax for which the Sellers may be liable pursuant to this Agreement (a “Tax Proceeding”); provided that failure to comply with this provision shall not affect any Purchaser Indemnified Party’s right to indemnification hereunder except to the extent such failure results in an increase in the amount of Taxes for which the Sellers are liable pursuant to this Agreement. The Sellers shall promptly (and in any event within 20 Business Days) notify the Purchaser in writing upon receipt by the Sellers, any of their Affiliates or, prior to the Closing Date, the Acquired Companies, of notice of any Tax audits or assessments that relate to the Acquired Companies.
(b)Upon written notice to the Purchaser, the Sellers shall have the right to represent the Acquired Companies’ interests in any Tax Proceeding relating to a taxable period ending on or before the Closing Date that would not have a material adverse impact on the Liability for Taxes for any Post-Closing Tax Period of the Purchaser, its Affiliates, or the Acquired Companies. The Sellers shall employ counsel of the Sellers’ choice at the Sellers’ expense; provided that the Purchaser shall be permitted, at the Purchaser’s expense, to be present at, and to participate in, any such Tax Proceeding, including the review of any correspondence and providing reasonable comments to any documents related to such Tax Proceeding. Notwithstanding the foregoing, the Sellers shall not be entitled to settle, either administratively or after the commencement of any Tax Proceeding, any claim for Taxes which would adversely affect in any material respect the Liability for Taxes for any Post-Closing Tax Period of the Purchaser, its Affiliates, or the Acquired Companies without the prior written consent of the Purchaser. Such consent shall not be unreasonably withheld, conditioned or delayed.

(c)Upon written notice to the Sellers, the Purchaser, at the Purchaser’s sole cost and expense, shall have the right to represent its and the Acquired Companies’ interests in any Tax Proceeding relating to a Straddle Tax Period or relating to a taxable period ending on or before the Closing Date that would have a material adverse impact on the Liability for Taxes for any Post-Closing Tax Period of the Purchaser, its Affiliates or the Acquired Companies. The Purchaser shall employ counsel of the Purchaser’s choice at the Purchaser’s expense, provided that the Sellers shall be permitted at the Sellers’ expense to be present at, and to participate in, any such Tax Proceeding, including the review of any correspondence and providing reasonable comments to any documents related to such Tax Proceeding. Notwithstanding the foregoing, the Purchaser shall not be entitled to settle, either administratively or after the commencement of any Tax Proceeding, any claim for Taxes which would adversely affect in any material respect the Liability for Taxes of the Sellers, their Affiliates or the Acquired Companies relating to a Straddle Tax Period without the prior written consent of the Seller Representative. Such consent shall not be unreasonably withheld, conditioned or delayed.
Section 6.4Tax Sharing Agreements. All Tax Sharing Agreements with respect to or involving any of the Acquired Companies shall be terminated as of the Closing Date and, after the Closing Date, none of the Acquired Companies shall be bound thereby or have any Liability thereunder.
Section 6.5Transfer Taxes. The Transfer Tax payable in Finland for the transfer of Securities pursuant to this Agreement will be paid by the Purchaser. The Purchaser and the Sellers agree to cooperate in the execution and delivery of all instruments and certificates reasonably necessary to minimize the amount of any Transfer Taxes and to enable the Purchaser and the Sellers to comply with any filing requirements related to Transfer Taxes. Notwithstanding anything herein to the contrary, the party responsible under applicable Law for filing any Tax Returns with respect to Transfer Taxes shall prepare and timely file such Tax Returns and provide a copy of such Tax Return to the other party no later than 10 days before filing, and subsequently reasonable evidence that all Transfer Taxes have been timely paid. Any Transfer Taxes payable in connection with the payment of the Earnout Consideration shall be paid by the Purchaser.
Section 6.6Tax Cooperation. The Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Companies (including access to books and records) as is within such party’s possession or control and is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Proceeding relating to any Tax. The Purchaser and the Sellers shall retain all books and records with respect to Taxes pertaining to the Acquired Companies that are within such party’s possession or control until the expiration of any applicable statute of limitations and abide by all record retention agreements entered into with any Taxing Authority for all periods required by such Taxing Authority. The Purchaser and the Sellers shall cooperate with each other, as and to the extent reasonably requested by the other party, in the conduct of any audit or other Proceeding relating to Taxes involving the Acquired Companies.
Section 6.7Overlap. To the extent of any conflict between this Article 6 and Article 7, the provisions of this Article 6 shall control.
ARTICLE 7
INDEMNIFICATION

Section 7.1Indemnification by the Sellers. The Sellers, severally and not jointly, will indemnify and hold harmless the Purchaser and the Acquired Companies and its and their respective equity owners and Representatives (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the monetary value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties arising out of or resulting from:
(a)any nonfulfillment, nonperformance or other breach of any covenant or agreement of any Seller or the Company contained in this Agreement, the Company Disclosure Schedule, the Sellers Disclosure Schedule, any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of any Seller or any Acquired Company pursuant to this Agreement or any Ancillary Agreement; or
(b)any common law, constructive or other form of fraud, intentional misrepresentation or willful breach with respect to any representation, warranty, covenant, agreement or other statement of any Seller contained in this Agreement or in any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf any Seller or any Acquired Company pursuant to this Agreement or any Ancillary Agreement.
Section 7.2Monetary Liability Cap. Each Seller’s aggregate liability under this Agreement is always limited to the Pro Rata Share of the Purchase Price actually received by such Seller.
Section 7.3Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Sellers from and against, and will pay to the Sellers the monetary value of, any and all Losses incurred or suffered by the Sellers arising out of or resulting from: (a) any inaccuracy in or breach of any representation or warranty or other statement of the Purchaser contained in this Agreement; or (b) any nonfulfillment, nonperformance or other breach of any covenant or agreement of the Purchaser contained in this Agreement. The Purchaser or its Affiliates shall not be entitled to recover damages or obtain any payment, reimbursement, restitution or indemnity more than once in respect of the same breach by a Seller of its non-compete or non-solicitation restrictions if such breach would otherwise give rise to claims under more than one agreement containing such restrictions.
Section 7.4Claim Procedure.
(a)A party that seeks indemnity under this Article 7 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the parties from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount, of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonably detailed explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses in accordance with the terms hereof. Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (A) agree that the Indemnified Party is entitled to receive all of the Losses at issue in the Claim Notice by delivering to the Indemnified Party a written notice confirming such agreement (an “Acceptance Notice”); or (B) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable details and to the extent of the facts then known by the Indemnifying Party: (x) each disputed item, (y) the basis for each such disputed item and (z) a certification that all such disputed items are being disputed in good faith and that all other items that are not contained in the Objection Notice are accepted and agreed by the Indemnifying Party. If the Indemnifying Party does not validly deliver an Acceptance Notice or Objection Notice within the applicable 30-day period, the Indemnifying Party will be deemed to have delivered an Acceptance Notice to the Indemnified Party in accordance with the terms hereof.

(b)Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 7 will first be satisfied by the Sellers, severally and not jointly, by wire transfer of immediately available funds from the Sellers to an account designated by the Purchaser.
(c)Any indemnification of the Sellers pursuant to this Article 7 will be effected by wire transfer of immediately available funds to an account designated by the Seller Representative. All indemnification payments to be received by the Sellers in accordance with this Article 7 will be allocated among the Sellers in proportion to their respective Pro Rata Shares.
(d)Any indemnification payments pursuant to this Article 7 will be made within five (5) Business Days after the earliest of (i) the date on which the amount of such payments are determined by mutual agreement of the parties, (ii) if an Objection Notice has not been timely delivered, the 30th day after the delivery of a Claim Notice and (iii) if an Objection Notice has been timely delivered, the date on which both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined in accordance with this Article 7 and Section 9.13.
(e)For purposes of Section 7.4 and Section 7.6, (i) if the Sellers are the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Seller Representative and (ii) if the Sellers are the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Seller Representative.
Section 7.5RWI Policy.
(a)The Purchaser has, at its own cost and expense, obtained the RWI Policy providing insurance coverage with respect to any Insured Representations.
(b)Notwithstanding anything to the contrary in this Agreement, the Parties agree that the sole and exclusive remedy available to the Purchaser Indemnified Parties for a breach of the Insured Representations shall be an insurance claim against the RWI Insurer under the RWI Policy (irrespective of whether (i) the RWI Policy is in force or not or (ii) the insurance claim of the Purchaser Indemnified Party is covered by the RWI Policy or not) and accordingly the Sellers shall have no liability to the Purchaser Indemnified Parties under any of the Insured Representations; provided, however, that, nothing herein shall limit the or restrict the right of any Purchaser Indemnified Party to claim and obtain compensation directly from a Seller for Losses incurred or suffered by the Purchaser Indemnified Parties as a result of fraud or intentional misrepresentation by such Seller, without any requirement to exhaust recovery under the RWI Policy.
(c)Except as explicitly permitted under Section 7.5(c), the Purchaser Indemnified Parties shall have no right to make claims against the Sellers with respect to any “retention” amount or any exclusions or other limitations specified in the RWI Policy.
(d)The Purchaser shall comply in all material respects with the terms of the RWI Policy and shall not transfer or otherwise assign its rights thereunder (or do anything which has a similar effect), or do anything or omit to do anything in bad faith or with gross negligence that causes or could be reasonably likely to cause any right under the RWI Policy to lapse or otherwise not have full force or effect.
(e)The Purchaser hereby agrees that no amendments to, or waivers of, the subrogation provisions of the RWI Policy will be made without the prior written consent of the Sellers.

(f)If there is any conflict or other inconsistency between this Section 7.5 and any other provision of this Agreement, this Section 7.5 shall prevail.
Section 7.6Third Party Claims.
(a)If the Indemnified Party seeks indemnity under this Article 7 in respect of, arising out of or involving a claim or demand, whether or not involving a Proceeding, by another Person not a party to this Agreement (a “Third Party Claim”), then the Indemnified Party will include in the Claim Notice (i) notice of the commencement or threat of any Proceeding relating to such Third Party Claim, which notice shall be given to the Indemnifying Party within 30 days after the Indemnified Party has received written notice of the commencement of the Third Party Claim and (ii) the facts constituting the basis for such Third Party Claim and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party. Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual Losses directly caused by the delay or other deficiency.
(b)The Indemnifying Party may assume control of the defense of a Third Party Claim by giving to the Indemnified Party written notice of the intention to assume such defense within 30 days after receipt of the applicable Claim Notice; provided that, the Indemnifying Party (i) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with the Third Party Claim constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 7 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense, and (ii) retains counsel for the defense of the Third Party Claim reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and pay all Losses that may arise under the Third Party Claim; provided, that, if the Sellers are the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Third Party Claim (A) involving any criminal or quasi-criminal Proceeding or Liability or any Proceeding by any Governmental Authority, (B) that relates to Taxes, (C) that is covered by the RWI Policy if the RWI Insurer assumes control of the defense of such Third Party Claim, (D) in which the outcome of any Judgment or settlement in the matter could reasonably be expected to adversely affect the ability of the Indemnified Party to conduct its business (collectively, clauses (A) – (D), the “Special Claims”). An Indemnifying Party will lose any previously acquired right to control the defense of any Third Party Claim if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct such defense.

(c)If the Indemnifying Party does not, or is not able to, assume or maintain control of the defense of a Third Party Claim in compliance with Section 7.6(b), the Indemnified Party will have the right to control the defense of such Third Party Claim. If the Indemnified Party controls the defense of the Third Party Claim, the Indemnifying Party agrees to pay to the Indemnified Party within a reasonable time upon demand from time to time all attorneys’ fees and other costs and expenses of defending the Third Party Claim, provided however that such costs and expenses qualify as a Loss subject to indemnification under this Agreement. To the extent that the Third Party Claim does not constitute a Special Claim, the party not controlling the defense (the “Noncontrolling Party”) may participate therein at its own expense. However, if the Indemnifying Party assumes control of such defense pursuant to Section 7.6(b) and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to the Third Party Claim, then the Indemnifying Party will pay all of the costs and fees of such counsel; provided, however, that such costs and fees qualify as a Loss subject to indemnification under this Agreement. The party controlling the defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of the Third Party Claim and the defense thereof and, with respect to any Third Party Claim that does not constitute a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party. The Noncontrolling Party will (i) furnish the Controlling Party with such information as the Noncontrolling Party may have with respect to such Third Party Claim and related Proceedings (including copies of any summons, complaint or other pleading which may have been served on the Noncontrolling Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and (ii) otherwise cooperate with and assist in the defense of the Third Party Claim.
(d)If the Indemnified Party is controlling the defense of a Third Party Claim, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, such Third Party Claim without prior notice to or the consent of the Indemnifying Party. The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, a Third Party Claim without the prior written consent of the Indemnified Party. The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any Third Party Claim effected without its consent.
(e)Notwithstanding the provisions of Section 9.13, the Sellers consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought by another Person against any Purchaser Indemnified Party for purposes of any claim that a Purchaser Indemnified Party may have under this Agreement with respect to the Proceeding or the matters alleged therein. The Sellers agree that process may be served on them with respect to such a claim anywhere in the world.
Section 7.7Survival of Representations and Warranties.

(a)All representations and warranties contained in this Agreement, or in any certificate, instrument or other document delivered by or on behalf of the Sellers pursuant to this Agreement, will survive the Closing, irrespective of any facts known to any Indemnified Party at or prior to the Closing or any investigation at any time made by or on behalf of any Indemnified Party, for a period of 36 months from the Closing Date; provided that (i) the representations and warranties set forth in Section 3.15 (Tax Matters), Section 3.16 (Employee Benefit Matters), Section 3.18 (Environmental, Health and Safety Matters), and Section 3.28 (Corruption and Trade Regulation) will survive until 90 days following the expiration of the statute of limitations (including any extensions or waivers thereto) applicable to the underlying matters covered by such provisions, and (ii) the Fundamental Representations will survive for a period of 72 months from the Closing Date; provided, however, that in any event of any common law, constructive or other form of fraud by a Seller in respect of any such representation or warranty, such representation or warranty will survive until the expiration of the applicable statute of limitations in respect of such Seller. Notwithstanding anything to the contrary in this Agreement, all of the covenants, agreements and obligations of the parties contained in this Agreement will survive in accordance with their terms or until fully performed, fulfilled or otherwise waived in writing.
(b)All claims for indemnification under Section 7.3(a) must be asserted prior to the expiration of the applicable survival period set forth in Section 7.7(a); provided, however, that if an Indemnified Party delivers to an Indemnifying Party, before expiration of the applicable survival period of a representation or warranty as set forth in Section 7.7(a), either a Claim Notice based upon a breach of any such representation or warranty or a notice that, as a result of a claim or demand made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then such representation or warranty will survive until, but only for purposes of, the resolution of the matter covered by such notice.
Section 7.8No Right of Indemnification or Contribution. No Seller has any right of indemnification or contribution against any Acquired Company with respect to any breach by the Sellers or the Company of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, the Company Disclosure Schedule, the Sellers Disclosure Schedule, or any Ancillary Agreement or in any certificate, instrument or other document delivered by or on behalf of any Seller or any Acquired Company pursuant to this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.
Section 7.9Exercise of Remedies by Purchaser Indemnified Parties other than the Purchaser. No Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of such other remedy.
Section 7.10Exclusive Remedies. From and after the Closing, subject to any rights of the Purchaser under the RWI Policy and except with respect to (a) any claims involving, arising out of or resulting from fraud, intentional misrepresentation or willful breach or (b) claims for specific performance, injunctive or other equitable relief, the sole and exclusive remedy of the parties to this Agreement for any matter arising out of the transactions contemplated by this Agreement (except for disputes under Section 1.4, which disputes will be resolved in accordance with the dispute resolution mechanism set forth in Section 1.4) will be pursuant to the indemnification provisions set forth in this Article 7.
Section 7.11Tax Treatment of Indemnification Payments. To the extent permitted by applicable Law, the parties agree that any indemnification payments (and/or payments or adjustments) made with respect to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price.

ARTICLE 8
SELLERS RELEASE
Section 8.1General Release.
(a)Effective as of the Closing, each Seller, on behalf of itself, himself, or herself and its, his, or her respective equityholders, successors, heirs and permitted assigns (each, a “Releasor”), hereby irrevocably and unconditionally releases and forever discharges the Acquired Companies, and each of their respective past, present, and future directors, officers, managers, employees, equityholders, partners, agents, and representatives, and each of their respective predecessors, successors, and assigns (collectively, the “Released Persons”), from any and all claims, demands, causes of action, liabilities, losses, damages, costs, or obligations of any kind or nature whatsoever, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, arising out of or relating to any act, omission, event, circumstance, or matter occurring or existing at or prior to the Closing (collectively, the “Released Claims”).
(b)Each Seller acknowledges that this release is intended to be a full and final release of all Released Claims, including claims that may be unknown or uncertain as of the Closing, and expressly waives any rights under applicable Law that would otherwise limit the scope of this release to known claims only. Each Seller further agrees not to commence or maintain any action or proceeding against any Released Person with respect to any Released Claim.
Section 8.2Scope of Released Claims; Excluded Claims.
(a)Without limiting the foregoing, the Released Claims include any claims arising out of or relating to (i) the ownership, governance, management, or operation of the Acquired Companies prior to the Closing, (ii) the adequacy or fairness of the consideration received by any Seller in connection with the transactions contemplated by this Agreement, (iii) any alleged breach of fiduciary duty, securities Law, or similar duty by any Released Person in connection with the transactions contemplated hereby, or (iv) the decision or authority to enter into this Agreement or to consummate the transactions contemplated hereby.
(b)Notwithstanding the foregoing, the Released Claims do not include (i) claims arising under this Agreement or any Ancillary Document (except as to the adequacy or fairness of the consideration received), (ii) accrued but unpaid compensation or benefits for services rendered prior to the Closing and reflected on the Estimated Closing Balance Sheet, (iii) any rights to indemnification or exculpation under the Acquired Company’s organizational documents with respect to actions taken or that occurred prior to the Closing, (iv) any receivables or benefits of a Seller employed by any Acquired Company following the Closing with respect to his or her employment relationship with any Acquired Company following the Closing, and (v) advisory, board or consulting fees payable by the Company based on the Earnout Consideration payment set forth in Section 1.2(d).
ARTICLE 9
GENERAL PROVISIONS
Section 9.1Seller Representative.

(a)By virtue of their execution of this Agreement, each Seller designates and appoints Henrik Dahl (the “Seller Representative”) as such Seller’s agent and attorney-in-fact with full power and authority to (i) act for and on behalf of each Seller to give and receive notices and communications, (ii) accept service of process on behalf of the Sellers, (iii) authorize and agree to adjustments to the Estimated Cash Consideration under Section 1.3 and 1.4 including the determination of the Final Cash Consideration and other applicable provisions of this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities and awards of arbitrators with respect to any claims by any Purchaser Indemnified Party against any Seller or by any Seller against any Purchaser Indemnified Party or any other dispute between any Purchaser Indemnified Party and any Seller, in each case relating to this Agreement or the transactions contemplated by this Agreement and (v) take all actions that are either (A) necessary or appropriate in the judgment of the Seller Representative for the accomplishment of the foregoing or (B) specifically mandated by the terms of this Agreement. Notices or communications to or from the Seller Representative constitute notice to or from each of the Sellers for all purposes under this Agreement.
(b)The Seller Representative may delegate its authority as Seller Representative to any one of the Sellers for a fixed or indeterminate period of time upon not less than 10 Business Days’ prior written notice to the Purchaser. In the event of the death or incapacity of the Seller Representative, a successor Seller Representative will be elected promptly by the Sellers whose interests represent, in the aggregate, the right to receive not less than a majority of the Estimated Cash Consideration and the Sellers will so notify the Purchaser. Each successor Seller Representative will have all of the power, authority, rights and privileges conferred by this Agreement upon the original Seller Representative, and the term “Seller Representative” as used in this Agreement includes any successor Seller Representative. The Seller Representative may waive its delegation and authority as Seller Representative with respect to any matter that concerns a specific Seller individually, and not the Sellers collectively, upon written notice to the Purchaser and such Seller, and which case the applicable Seller shall has the full power and authority to act on its own behalf with respect to such matter in lieu of the Seller Representative.
(c)A decision, act, instruction or Consent of the Seller Representative constitutes a decision, act, instruction or Consent of all of the Sellers and is final, binding and conclusive upon the Sellers, and the Purchaser and any Indemnified Party may rely upon any such decision, act, instruction or Consent of the Seller Representative as being the decision, act, instruction or Consent of the Sellers. The Purchaser is hereby relieved from any Liability to any Person for any acts done or omissions by the Purchaser in accordance with such decision, act, instruction or Consent of the Seller Representative. Without limiting the generality of the foregoing, the Purchaser is entitled to rely, without inquiry, upon any document delivered by the Seller Representative as being genuine and correct and having been duly signed or sent by the Seller Representative.
(d)The Seller Representative will have no Liability to any Person for any act done or omitted under this Agreement as the Seller Representative while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. The Sellers will severally indemnify and hold harmless the Seller Representative from and against any Losses the Seller Representative may suffer as a result of any such action or omission.
(e)The Seller Representative will receive no compensation for services as the Seller Representative. The Sellers will reimburse, on a pro rata basis in proportion to their right to receive the Estimated Cash Consideration, the Seller Representative for professional fees and expenses of any attorneys, accountants or other advisors retained by the Seller Representative and other reasonable out-of-pocket expenses incurred by the Seller Representative in connection with the performance of the Seller Representative’s duties under this Agreement.

(f)This appointment and grant of power and authority by the Sellers to the Seller Representative pursuant to this Section 9.1 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Seller or by operation of Law, whether upon the death or incapacity of any Seller or by the occurrence of any other event.
Section 9.2Notices. All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by electronic mail (or, the first Business Day following such transmission if the date of transmission is not a Business Day), provided that receipt of such electronic mail is acknowledged by electronic mail or a physical copy of such electronic mail transmission is promptly delivered pursuant to one of the other subsections of this Section 9.2 or (c) received or rejected by the addressee, if sent by United States of America certified or registered mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the individual (by name or title) designated below (or to such other address, e-mail address, or individual as a party may designate by notice to the other parties):
If to the Sellers or the Seller Representative:
[•]
Email: [•]

with a copy (which will not constitute notice) to:
Bird & Bird Attorneys Ltd.
Attn: Kimmo Reina
Mannerheimintie 8
00100 Helsinki
Finland
Email: kimmo.reina@twobirds.com
If to the Purchaser:
Malibu Boats, Inc.
[•]
Email: [•]

with a copy (which will not constitute notice) to:
Baker & McKenzie LLP
Attn: Dieter Schmitz
300 E. Randolph St. Suite #5000,
Chicago, IL 60601
Email: dieter.schmitz@bakermckenzie.com

If to the Company:
Malibu Boats, Inc.
[•]
Email: [•]

with a copy (which will not constitute notice) to:
Baker & McKenzie LLP
Attn: Dieter Schmitz
300 E. Randolph St. Suite #5000,
Chicago, IL 60601
Email: dieter.schmitz@bakermckenzie.com

Section 9.3Amendment. This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement. Any amendment of this Agreement signed by the Seller Representative is binding upon and effective against each Seller regardless of whether or not such Seller has in fact signed such amendment.
Section 9.4Waiver and Remedies. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in a written document signed by the other parties, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement. Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.
Section 9.5Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred herein that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement, including the Letter Agreement. Notwithstanding the foregoing, the MNDA and Section 4 of the Letter Agreement will remain in effect in accordance with its terms as modified pursuant to Section 5.2.
Section 9.6Assignment and Successors and No Third Party Rights. This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that no Seller may assign any rights under this Agreement, whether by operation of Law or otherwise, without the prior written consent of the Purchaser. No party may delegate any performance of its obligations under this Agreement, except that the Purchaser may at any time delegate the performance of its obligations to any Affiliate of the Purchaser so long as the Purchaser remains fully responsible for the performance of the delegated obligation. Except for the rights of any Indemnified Parties under the provisions of Article 7 and the rights of the Non-Recourse Parties pursuant to Section 9.16, no provision of this Agreement is intended or will be construed to confer upon any Person other than the parties to this Agreement and their respective heirs, successors and permitted assigns any right, remedy or claim under or by reason of this Agreement.

Section 9.7Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent, the economic, business and other purposes of such invalid, illegal or unenforceable provision.
Section 9.8Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated herein by reference and made a part of this Agreement. The Sellers Disclosure Schedule, the Company Disclosure Schedule and the Purchaser Disclosure Schedule are arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 2, Article 3, and Article 4, as applicable. The disclosure in any section or paragraph of the Sellers Disclosure Schedule, the Company Disclosure Schedule or the Purchaser Disclosure Schedule qualifies other sections and paragraphs in this Agreement only to the extent it is clear by appropriate cross-references that a given disclosure is applicable to such other sections and paragraphs. The listing or inclusion of a copy of a document or other item is not adequate to disclose an exception to any representation or warranty in this Agreement unless the representation or warranty relates to the existence of the document or item itself.
Section 9.9Interpretation. In the negotiation of this Agreement, each party has received advice from its own attorney. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.
Section 9.10Construction.

(a)Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise. The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. All words used in this Agreement are to be construed to be of such gender or number as the circumstances require. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if”. The term “or” will not be deemed to be exclusive. The words “made available to the Purchaser” and words of similar import refer to documents (i) posted to the Datasite virtual data room at least 72 hours prior to the date hereof or (ii) delivered in person or electronically to the Purchaser or its Representatives at least 72 hours prior to the date hereof. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with this Agreement. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. References to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with its terms thereof and hereof; provided that such amendment, modification or supplement will have been made available to the Purchaser. References to any Person will include such Person’s permitted successors and assigns. The words “ordinary course of business” and words of similar import will be deemed to be followed by the words “consistent with past practice.” Any reference herein to “days” shall mean calendar days unless Business Days are expressly specified and, when evaluating a period of time before which, within which or following which any act is to be done or taken pursuant to this Agreement, the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise provided in this Agreement, all monetary values stated herein are expressed in Euro currency and all references to “euro” or “€” will be deemed references to the Euros. If any monetary amount or value is stated in a currency other than Euros (including with respect to the Purchase Price and Earnout Consideration), it shall be converted into Euros at the applicable Exchange Rate for the purposes of this Agreement. Where a monetary threshold referenced in this Agreement is expressed in Euros, that threshold shall, where relevant, be deemed to represent an equivalent amount in a non-Euro currency, calculated using the applicable Exchange Rate.
(b)The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 9.11Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the Law of the state of Delaware without regard to the conflicts of Law principles thereof.

Section 9.12Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate, and (b) any requirement that any other party obtain any bond or provide any security or indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement.
Section 9.13Jurisdiction and Service of Process.
(a)Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration (LCIA), which rules are deemed to be incorporated by reference into this clause. There shall be a sole arbitrator appointed for any arbitration Proceeding.
(b)Each of the parties hereby (i) consents to service of process in any Proceeding between or among the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware Laws, (ii) agrees that service of process made in accordance with clause (i) of this Section 9.13(b) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.2, will constitute good and valid service of process in any such Proceeding and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Proceeding any claim that service of process made in accordance with clause (i) or (ii) of this Section 9.13(b) does not constitute good and valid service of process.
Section 9.14Waiver of Jury Trial. EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, CLAIM, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY TO THIS AGREEMENT IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.
Section 9.15Expenses. Except as otherwise provided in this Agreement, each party will pay its respective direct and indirect expenses incurred by it in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives. All amounts relating to any financial, legal, accounting or other advisor, and all other transaction fees and expenses incurred by the Acquired Companies in connection with this Agreement and the transactions contemplated by this Agreement, will be paid by the Sellers in full on or prior to the Closing Date or will be included within the definition of the Company Transaction Expenses. If this Agreement is terminated, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from any breach of this Agreement by another party. For the avoidance of doubt, all fees and costs relating to the engagement of the Escrow Agent pursuant to the Escrow Agreement shall be borne and paid by the Purchaser.

Section 9.16Non-Recourse. This Agreement may only be enforced by the Sellers, the Seller Representative or any other Person against, and any Proceeding by any of them based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the Purchaser and only with respect to the specific obligations set forth herein with respect to the Purchaser. No past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other Representative of the Purchaser, or any of their successors or permitted assigns (each, a “Non-Recourse Party”), will have any Liability for any obligations of the Purchaser under this Agreement or any Ancillary Agreement for any claim based on, in respect of or by reason of the transactions contemplated hereby. This Section 9.16 is intended to benefit and may be enforced by the Purchaser and each Non-Recourse Party (and each such Person will be a third party beneficiary of this Section 9.16) and will be binding on all the respective successors and permitted assigns of the Sellers and the Seller Representative.
Section 9.17No Joint Venture. Nothing in this Agreement creates a joint venture or partnership between the parties. This Agreement does not authorize any party (a) to bind or commit, or to act as an agent, employee or legal representative of, the other parties, except as may be specifically set forth in other provisions of this Agreement or (b) to have the power to control the activities and operations of the other parties. The parties are independent contractors with respect to each other under this Agreement. Each party agrees not to hold itself out as having any authority or relationship contrary to this Section 9.17.
Section 9.18Counterparts. The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement. This Agreement is effective upon delivery of one executed counterpart from each party to the other parties. The signatures of all parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature(s) is as effective as signing and delivering the counterpart in person.

[Signature pages follow.]

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

MALIBU BOATS, INC.
/s/ Steve Menneto
Name: Steven Menneto
Title: President and Chief Executive Officer

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SAXDOR YACHTS OY
/s/ Henrik Dahl
Name: Henrik Dahl
Title: Chairman of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

MATTVEST OY.
/s/ Sakari Mattila
Name: Sakari Mattila
Title: Chairman of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

VISION INVESTMENTS LIMITED
/s/ Ahmad Al Ameeri
Name: Ahman Al Ameeri
Title: Authorized Signatory

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

NYMAN CAPITAL OY
/s/ Daniel Nyman
Name: Daniel Nyman
Title: Chairman of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

NOTION OY
/s/ Klaus Berner
Name: Kalus Berner
Title: Member of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ANTERO ASUNMAA
/s/ Antero Asunmaa
Name: Antero Asunmaa

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

JITLAS OY
/s/ Janne Lindqvist
Name: Janne Lindqvist
Title: Chairman of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ITEKNO INVEST OY
/s/ Mikko Vainikainen
Name: Mikko Vainikainen
Title: CEO

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

OY ROLTRADE AB
/s/ Aage Moustgaard
Name: Aage Moustgaard
Title: Member of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

MINIVEST OY
/s/ Kim Wiio
Name: Kim Wiio
Title: CEO

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PAWEL BLAZSAK
/s/ Pawel Blazsak
Name: Pawel Blazsak

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

NOBO AB
/s/ Ludvig Liljequist
Name: Ludvig Liljequist
Title: Chairman of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

HENRIK DAHL
/s/ Henrik Dahl
Name: Henrik Dahl

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

QUANTUM CAPITAL OY
/s/ Eerikki Muilu
Name: Eerikki Muilu
Title: Member of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PROVITER GROUP OY
/s/ Mikko Lepistö
Name: Mikko Lepistö
Title: Chairman of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

FIVIAB AB
/s/ Fredrik Sjöborg
Name: Fredrik Sjöborg
Title: CEO

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

MICHAL BENDIG
/s/ Michal Bendig
Name: Michal Bendig

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SUPERH CONSULTING OY
/s/ Henrik Dahl
Name: Henrik Dahl
Title: Chairman of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

BALANCE FINANCE-TEAM OY
/s/ Jyrki Aaltonen
Name: Jyrki Aaltonen
Title: Member of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

E1 HOLDING OY
/s/ Jani Eerola
Name: Jani Eerola
Title: Member of the Board

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

MARCIN PAWEL SZKLAREK
/s/ Marcin Pawel Szklarek
Name: Marcin Pawel Szklarek

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

GIOVANNI BATTISTA ATZENI
/s/ Giovanni Battista Atzeni
Name: Giovanni Battista Atzeni

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

DANIEL SCHARF
/s/ Daniel Scharf
Name: Daniel Scharf

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

JON HAUTAMÄKI
/s/ Jon Hautamäki
Name: Jon Hautamäki

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

ERNA RUSI
/s/ Erna Rusi
Name: Erna Rusi

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

PATRICK WESTRÉN-DOLL
/s/ Patrick Westrén-Doll
Name: Patrick Westrén-Doll

The parties have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

LOTTA LINDSTRÖM
/s/ Lotta Lindström
Name: Lotta Lindström

ACCEPTANCE AND AGREEMENT OF SELLER REPRESENTATIVE
The undersigned, being the Seller Representative appointed in Section 9.1 of the foregoing Agreement, agrees to serve as the Seller Representative and to be bound by the terms of the Agreement pertaining to that role.

Date: 3/2/2026	/s/ Henrik Dahl
Henrik Dahl

ACKNOWLEDGMENT AND CONFIRMATION BY HOLDCO
ShelCo 350 Oy, the entity defined as "Holdco" in the Agreement, hereby (a) acknowledges that it has been designated as the recipient of the Securities pursuant to Section 1.1 of the Agreement and (b) confirms and accepts the transfer to it, of all right, title and interest in and to the Securities effective upon the consummation of the Closing.

Date: 3/2/2026	/s/ Steven Menneto
Steve Menneto
Chair of the Board of Directors

Schedule 1 – Definitions
Definitions. For the purposes of this Agreement and the Ancillary Agreements:
“Acceptance Notice” has the meaning set forth in Section 7.4(a).
“Accounting Rules” means Finnish GAAP applied on a basis consistent with the Company historical practice, classifications and categorizations, policies, rules, methods, techniques and practices used in the preparation of the illustrative calculation of Closing Working Capital set forth on Schedule 1.1(a). For the avoidance of doubt, in the event of a conflict between Finnish GAAP, on the one hand, and the asset recognition bases, classifications and categorizations, policies, rules, methods, techniques and practices used in the preparation of the illustrative calculation of Closing Working Capital set forth on Schedule 1.1(a), on the other hand, Finnish GAAP will apply.
“Acquired Companies” means, collectively, the Company and its Subsidiaries.
“Adjustment Calculation” has the meaning set forth in Section 1.4(a).
“Adjustment Escrow Amount” means EUR 5,000,000 together with any earnings thereon, which amount is to be deposited by the Purchaser with the Escrow Agent in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.
“Adjustment Notice” has the meaning set forth in Section 1.4(a).
“Affiliate” means, with respect to a specified Person, a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made, whether prior to or following the date of this Agreement. In addition to the foregoing, if the specified Person is an individual, the term “Affiliate” also includes (a) the individual’s spouse, (b) the members of the immediate family (including parents, siblings and children) of the individual or of the individual’s spouse and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of any doubt, Holdco shall be deemed an Affiliate of the Purchaser under this Agreement.
“Agreement” has the meaning set forth in the Preamble.
“Ancillary Agreements” means, collectively, the Escrow Agreement, the Employment Agreements, the Noncompetition Agreements, the Consulting Agreements and any other agreements contemplated to be executed pursuant to the terms of this Agreement.
“Balance Sheet” has the meaning set forth in Section 3.5(a)(i).

“Business Day” means any day other than Saturday, Sunday or any day on which banking institutions in Tennessee or Finland are closed either under applicable Law or action of any Governmental Authority.
“Cash and Cash Equivalents” means cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents net of outstanding checks, overdrafts and deposits in transit, and shall exclude Restricted Cash.
“Claim Notice” has the meaning set forth in Section 7.4(a).
“Closing” has the meaning set forth in Section 1.5.
“Closing Balance Sheet” has the meaning set forth in Section 1.4(a).
“Closing Cash” means (i) the aggregate book balance of Cash and Cash Equivalents of the Acquired Companies calculated in accordance with Finnish GAAP as of 11:59 P.M. on February 28, 2026, minus (ii) any payments made by any Acquired Company in respect of Indebtedness during the Post-Balance Sheet Date Period, minus (iii) any payments made by any Acquired Company in connection with Company Closing Payments, and minus (iv) the amount of any value added tax payments made by any Acquired Company during the Post-Balance Sheet Date Period that are not refunded to the Acquired Companies within 90 days following the Closing Date.
“Closing Cash Adjustment” means any amount (which may be expressed as a negative number) equal to the amount of the Closing Cash less the Target Closing Cash.
“Closing Date” has the meaning set forth in Section 1.5.
“Company Disclosure Schedule” has the meaning set forth in Article 3.
“Closing Indebtedness” means (i) the aggregate outstanding amount of Indebtedness of the Acquired Companies as of 11:59 P.M. on February 28, 2026 in the applicable location of such Indebtedness and minus (ii) any amounts of Indebtedness of the Acquired Companies paid during the Post-Balance Sheet Date Period.
“Closing Working Capital” means (a) all current assets of the Acquired Companies (including current prepaid assets and current accounts and notes receivable net of allowances for doubtful accounts, but excluding all Closing Cash, intercompany assets and any Tax assets) minus (b) all current liabilities of the Acquired Companies (included any accrued bonuses, incentive compensation or similar amounts owing to employees or other service providers and any employer-paid Taxes related thereto, but excluding Closing Indebtedness, Company Transaction Expenses (to the extent deducted from the Final Cash Consideration), intercompany liabilities and any income-based Tax liabilities), in each case calculated as of 11:59 P.M. on February 28, 2026 in accordance with the Accounting Rules. A sample calculation of Closing Working Capital as of the date of the Interim Balance Sheet is set forth on Schedule 1.1(a).
“Company” has the meaning set forth in the Preamble.
“Company Closing Payment” means all amounts paid by the Acquired Companies during the Post-Balance Sheet Date Period in connection with or arising out of the negotiation, preparation, execution, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Closing, in each case excluding any payments in respect of Indebtedness. Without limitation, Company Closing Payments include (i) costs, fees, expenses and disbursements of financial advisors, attorneys, accountants, consultants, auditors, escrow agents, and other advisors or service providers, (ii) transaction bonuses, discretionary bonuses, signing bonuses, change-of-control bonuses, or similar compensatory payments to directors, officers, employees, consultants or other service providers, and (iii) board fees, consulting fees, and option-related costs payable by any of the Acquired Companies.
“Company Insurance Policies” has the meaning set forth in Section 3.25.
“Company Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned (whether owned or purported to be owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or licensed (exclusively or non-exclusively) to, any Acquired Company.
“Company Plan” means any written or oral plan, Contract or arrangement involving direct or indirect compensation or benefits, including pension, retirement, insurance coverage, medical, dental, vision, welfare benefits, severance or other termination pay, termination indemnity or end of service benefits, change in control, retention, employment agreements, life insurance, death benefit, sick pay, holiday pay, vacation pay, jubilee, thirteenth month, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefits, disability benefits, retirement plans, profit sharing, deferred compensation, bonuses, stock options, stock purchase, restricted stock or stock units, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, sponsored, maintained or contributed to by any Acquired Company or Affiliate for the benefit of any current or former director, officer, employee or consultant of any Acquired Company, or with respect to which any Acquired Company has or may have any Liability regardless of whether it is mandated under local Law, voluntary, private, funded, unfunded, financed by the purchase of insurance, contributory or noncontributory; provided, that any governmental plan or program requiring the mandatory payment of social insurance Taxes or similar contributions to a governmental fund with respect to the wages of an employee will not be considered a “Company Plan”.
“Company Products” means all products (including Software, applications, platforms and websites) and services (including anything as a service, such as Software as a service) developed (including products and services for which development is ongoing), including any components, plugins, libraries and APIs, manufactured, delivered, deployed, made publicly or commercially available, marketed, distributed, provided, serviced, hosted, supported, leased, sold, offered for lease or sale, imported or exported for resale or licensed out by or on behalf of any Acquired Company (either solely or in collaboration with third parties).
“Company Registered IP” means all Registered IP that is part of Company Intellectual Property.
“Company Sites” has the meaning set forth in Section 3.27(a).
“Company Technology” means all Technology included in the Company Intellectual Property.
“Company Transaction Expenses” means all expenses of the Acquired Companies incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing and any prior acquisition, divestiture, equity subscription or similar transactions, including out-of-pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, severance payments to directors, officers and employees, bonuses, retention payments and any other change-of-control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement, payable by the Acquired Companies (prior to and through and including the Closing Date) and which have not been paid as of the Closing Date and any associated employer-paid Taxes.
“Confidential Information” means any information, in whatever form or medium, concerning the business or affairs of any Acquired Company.
“Confidentiality Agreement” has the meaning set forth in Section 5.2(a).
“Consent” means any approval, consent, ratification, waiver or other authorization.
“Consulting Agreements” has the meaning set forth in Section 1.6(a)(v).
“Contract” means any contract, agreement, bid, tender, lease, purchase order, license, commitment, understanding, franchise, warranty, guaranty, mortgage, note, bond, option, warrant, right or other instrument or consensual obligation, whether written or oral.
“Controlling Party” has the meaning set forth in Section 7.6(c).
“Data Protection Laws” means all applicable Laws and published privacy policies and internal privacy policies and guidelines relating to privacy, the processing of Personal Data, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Data (including that of employees, contractors and third parties) including but not limited to Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of Personal Data and on the free movement of such data, and repealing Directive 95/46/EC (“GDPR”), the Act of 10 May 2018 on Personal Data protection (ustawa o ochronie danych osobowych) and the Act of 21 February 2019 on the change of some legal acts in connection with ensuring compliance with GDPR.
“Dispute Notice” has the meaning set forth in Section 1.4(b).
“Disputed Item” has the meaning set forth in Section 1.4(b).
“DOL” has the meaning set forth in Section 3.16(b).
“Earnout Year” means the calendar year ending on December 31st of each applicable year.
“Election Period” has the meaning set forth in Section 1.9(b).
“Employee” means any employee who is currently employed by an Acquired Company and listed in Section 3.17(a) of the Company Disclosure Schedule.
“Employment Agreements” has the meaning set forth in Section 1.6(a)(iii).
“Encumbrance” means any charge, claim, mortgage, servitude, easement, right of way, community or other marital property interest, covenant, equitable interest, license, lease or other possessory interest, lien, option, pledge, hypothecation, security interest, preference, priority, right of first refusal, condition, limitation or restriction of any kind or nature whatsoever (whether absolute or contingent).

“Environmental Law” means any Law relating to the protection of the environment, natural resources, or public and worker health and safety, or any Law pertaining to the exposure to or the generation, management, manufacture, processing, use, registration, distribution, transportation, treatment, storage, recycling, reuse or disposal, and any Release or threatened Release of Hazardous Materials.
“Escrow Agent” means Truist Bank.
“Escrow Agreement” means the escrow agreement entered into on the Closing Date among the Purchaser, the Seller Representative and the Escrow Agent.
“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.3.
“Estimated Cash Consideration” has the meaning set forth in Section 1.3
“Exchange Rates” means the exchange rates published in the Market Data Center for the Exchange Rates: New York Closing Snapshot of the Wall Street Journal website (http://online.wsj.com/mdc/public/page/2_3021-forex.html) on the Business Day immediately prior to the respective measurement date, or if not available, the successor website of the Wall Street Journal.
“Final Cash Consideration” has the meaning set forth in Section 1.4(f).
“Finnish GAAP” means the generally accepted accounting principles in Finland as, subject to relevant Laws, they have been consistently applied by the Company.
“Financial Statements” has the meaning set forth in Section 3.5(a).
“Fundamental Representations” means the representations or warranties set forth in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.3 (No Conflict), Section 3.4 (Capitalization and Ownership) and Section 3.29 (Brokers or Finders).
“Government Bid” means any bid, offer, proposal or response to solicitation which, if accepted or awarded, would result in the establishment of a Government Contract.
“Government Contract” means any Contract with (a) any Governmental Authority, (b) any prime contractor to any Governmental Authority, (c) any government-owned or -controlled entities, or (d) any subcontractor with respect to any Contract described in clause (a) or (b).
“Governmental Authority” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) department, agency or instrumentality of a foreign or other government, including any state-owned or state controlled instrumentality of a foreign or other government, (d) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal), (e) Public International Organization or multinational organization or (f) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
“Governmental Authorization” means any Consent, license, franchise, permit, exemption, clearance or registration issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Material” means any raw material, product, waste, material, or substance that is listed, defined, designated or classified as hazardous, radioactive or toxic or a pollutant or a contaminant, or otherwise regulated, under any Environmental Law, including any admixture or solution thereof, and including petroleum and all derivatives thereof or synthetic substitutes therefor, asbestos or asbestos-containing materials in any form or condition, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.
“Holdco” means ShelCo 350 Oy (registered number 3585612-4, under name change to “Saxdor Holdings Oy”), a Finnish limited company (in Finnish “osakeyhtiö”) wholly owned and controlled by the Purchaser, designated as the recipient of all right, title and interest in and to the Securities pursuant to Section 1.1 upon the consummation of the Closing.
“IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board (IASB) and as amended or supplemented from time to time.
“Improvements” has the meaning set forth in Section 3.12(d).
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent or asserted, for borrowed money (including amounts owed to any Seller), (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments or debt securities, warrants or other rights to acquire any such instruments or securities, (c) amounts owing as deferred purchase price for property or services, including all seller notes and “earn-out” payments, whether or not matured, (d) commitments or obligations by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (e) indebtedness secured by an Encumbrance on assets or properties of such Person, (f) obligations or commitments to repay deposits or other amounts advanced by and owing to third parties, (g) any Liability of such Person in respect of banker’s acceptances or letters of credit, (h) obligations under any interest rate, currency or other hedging agreement, (i) all obligations of such Person as lessee under leases that have been or should be, in accordance with US GAAP, recorded as capital leases, (j) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus declared and unpaid dividends, (k) direct or indirect guarantees or other contingent Liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or Liability of any other Person of a type referred to in clauses (a) through (j), (l) all unfunded benefit obligations under any pension plan, (m) any outstanding Liabilities in respect of equity based compensation or deferred compensation plans whether payable in cash, equity or otherwise and any employer-paid Taxes related thereto, (m) any intercompany Liabilities to the extent not eliminated prior to Closing and are reflected as a liability, (n) any accrued vacation, holiday or paid-time-off Liabilities to the extent outstanding for periods exceeding one year, (o) any accrued but unpaid severance, end of service or termination indemnity liabilities, (p) all unfunded benefit obligations under any pension plan, (q) any outstanding obligations or Liabilities in respect of capital expenditures incurred or committed but not yet paid relating to the required expansion of staff facilities in Poland, (r) any outstanding credits, rebates or similar amounts owed to MarineMax, Inc. or its Affiliates in respect of tariff-related compensation commitments and (s) with respect to any indebtedness, obligation, claim or Liability of a type described in clauses (a) through (j), all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Indemnified Party” has the meaning set forth in Section 7.4(a).
“Indemnifying Party” has the meaning set forth in Section 7.4(a).
“Independent Accounting Firm” has the meaning set forth in Section 1.4(d)(ii).
“Infringement,” “Infringe,” or “Infringing” means that (or an assertion that) a given item or activity directly or indirectly infringes, misappropriates, dilutes, or constitutes unauthorized use of, or otherwise violates the Intellectual Property of, or unfairly competes with, any Person, or otherwise constitutes unfair trade practices or false advertising, as applicable to the underlying Intellectual Property.
“Insolvency and Equity Exceptions” has the meaning set forth in Section 2.1.
“Insured Representations” means any representation or warranty of the Sellers and the Company contained in this Agreement.
“Intellectual Property” means any and all Intellectual Property Rights and Technology.
“Intellectual Property Rights” means all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, including rights in and to (a) patents and utility models (“Patents”) and inventions and invention disclosures (whether or not patentable), (b) copyrights, derivative rights, Moral Rights and mask work rights, (c) trade secrets, Know-How, proprietary information (such as processes, formulae, models and methodologies), business or financial information, technical or engineering information, drawings, schematics, tooling maintenance information, assembly instructions, and other non-public or confidential information (“Trade Secrets”), (d) trademarks, trade names, logos, service marks, trade dress, emblems, certification marks, collective marks, signs, insignia, slogans, corporate names, DBAs, other similar designations of source or origin and general intangibles of like nature, together with all of the goodwill symbolized by or associated with any of the foregoing (“Trademarks”), (e) domain names, IP addresses, and web addresses, (f) designs, including industrial designs and community designs, (g) rights of publicity and privacy and other rights to use the names, likeness, image, photograph, voice, identity and personal information of individuals, (h) any registrations or applications for registration for any of the foregoing, and any provisionals, divisionals, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions of any of the foregoing (as applicable), each of which shall be deemed to be included in Patents, Trademarks or the foregoing clauses (b), (f) or (g), as applicable, (i) analogous rights to those set forth above, and (j) rights to sue for past, present, and future Infringement of the rights set forth above.
“Interim Balance Sheet” has the meaning set forth in Section 3.5(a)(ii).
“Interim Financial Statements” has the meaning set forth in Section 3.5(a)(ii).
“Internally Used Shrinkwrap Software” means Software licensed to any Acquired Company under generally available retail shrinkwrap or clickwrap licenses and used in the Acquired Company’s business, but not incorporated into Software, products or services licensed or sold, or anticipated to be licensed or sold, by any Acquired Company to customers or otherwise resold or distributed by any Acquired Company.
“IRS” means the U.S. Internal Revenue Service and, to the extent relevant, the Department of Treasury.

“Judgment” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.
“Know-How” means all technical, scientific and other know-how, trade secrets, information, inventions, developments, knowledge, technology, research, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications and data, results and other material, including drug discovery and development technology, assays and any other methodology, manufacturing procedures, test procedures and purification and isolation techniques, whether or not confidential, proprietary, patented or patentable and whether in written, electronic or any other form now known or hereafter developed.
“Law” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, statute, treaty, rule, regulation, ordinance, code, binding case law or principle of common law.
“Leased Real Property” has the meaning set forth in Section 3.12(b).
“Leases” has the meaning set forth in Section 3.12(b).
“Letter Agreement” has the meaning set forth in Section 5.2(a).
“Letter of Intent” means Exhibit A of that certain Exclusivity Agreement and Revised Non-Binding Offer to Acquire Saxdor Yachts Oy, dated as of December 5, 2025, by and between the Company, the Purchaser, [•].
“Liability” includes liabilities, debts or other obligations of any nature, whether known or unknown or asserted, absolute, accrued, contingent, liquidated, unliquidated or otherwise, due or to become due or otherwise, matured or unmatured, determined or determinable, and whether or not required to be reflected on a balance sheet prepared in accordance with Finnish GAAP.
“Lock-Up Period” has the meaning set forth in Section 1.9(a).
“Loss” means (a) any loss, Proceeding, Judgment, damage, fine, penalty, expense (including reasonable attorneys’ or other professional fees and expenses and court costs), injury, diminution of value, Liability, Tax (including interest and penalties thereon), Encumbrance or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person and (b) any losses or costs incurred in investigating, defending or settling any Proceeding, Judgment or other matter described in clause (a) and pursuing fulfillment of rights under this Agreement whether or not the underlying Proceeding, Judgment or other matter is actually asserted or is merely alleged or threatened.
“Key Sellers” means, collectively, each investment holding entity owned or controlled by [•] that holds Securities in the Company, including, without limitation, Mattvest Oy, SuperH Consulting, and Nyman Capital Oy, and any other entity directly or indirectly owned or controlled by any of the foregoing individuals that holds Securities in the Company.
“Material Adverse Effect” means any event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, either individually or in the aggregate with all other events, changes, circumstances, effects or other matters, with or without notice, lapse of time or both, a material adverse effect on (a) the business, assets, Liabilities, properties, condition (financial or otherwise), operating results or operations of the Acquired Companies, taken as a whole, or (b) the ability of the Company or any Seller to perform its obligations under this Agreement or to consummate timely the transactions contemplated by this Agreement, but shall exclude any event, change, circumstance, effect or other matter resulting or arising from (i) any change or prospective change in any Law, or Finnish GAAP or interpretation thereof; (ii) any change in interest rates or general economic conditions in the industries or markets in which the Acquired Companies operate or affecting the United States of America or foreign economies in general; (iii) any change that is generally applicable to the industries or markets in which the Acquired Companies operate; (iv) any acts of God, including any pandemics, earthquakes, hurricanes, tornados, floods, tsunamis or other natural disasters, or any other damage to or destruction of assets caused by casualty; (v) changes in Laws applicable to the Acquired Companies’ business activities; and/or (vi) acts or omissions of any Acquired Company which the Purchaser knew prior to the Closing Date.
“Material Contract” has the meaning set forth in Section 3.14(a).
“Material Customer” has the meaning set forth in Section 3.22(a).
“Material Supplier” has the meaning set forth in Section 3.22(b).
“MNDA” has the meaning set forth in Section 5.2(a).
“Moral Rights” means moral or equivalent rights, including the right to the integrity of a work, the right to be associated with a work as its author by name or under a pseudonym, the right to remain anonymous, the right to decide to communicate a work to the public for the first time and the right to monitor the use of a work.
"NIS2 Directive" means Directive (EU) 2022/2555 of the European Parliament and of the Council of 14 December 2022 on measures for a high common level of cybersecurity across the Union, amending Regulation (EU) No 910/2014 and Directive (EU) 2018/1972, and repealing Directive (EU) 2016/1148.
“Noncompetition Agreements” has the meaning set forth in Section 1.6(a)(iv).
“Noncontrolling Party” has the meaning set forth in Section 7.6(c).
“Non-Recourse Party” has the meaning set forth in Section 9.16.
“Objection Notice” has the meaning set forth in Section 7.4(a).
“Offered Shares” has the meaning set forth in Section 1.9(b).
“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software that is derived from or linked to such Software or into which such Software is incorporated or integrated or with which such Software is combined or distributed, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Option Rights” has the meaning set forth in the Preamble.
“Owned Real Property” has the meaning set forth in Section 3.12(a).
“Permitted Encumbrances” means (a) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar Persons incurred in the ordinary course of business for sums not yet due and payable and that do not impair the conduct of any Acquired Company’s business or the present or proposed use of the affected property or asset, and (b) statutory liens for current real or personal property Taxes not yet due and payable and for which adequate reserves have been recorded in line items on the Balance Sheet.
“Person” means an individual or an entity, including a corporation, limited liability company, partnership, trust, unincorporated organization, association or other business or investment entity, or any Governmental Authority.
“Personal Data” means any information relating to an identified or identifiable natural Person. An identifiable natural person is a person who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person or data that is deemed personal data, personal information or personally identifiable information under Data Protection Laws.
“Post-Balance Sheet Date Period” means the period commencing at 12:00 a.m. on March 1, 2026 through the Closing Date.
“Post-Closing Tax Period” means (a) any taxable period beginning after the Closing Date, and (b) with respect to a Straddle Tax Period, the portion of such taxable period beginning on the day immediately after the Closing Date.
“Pre-Closing Tax Period” means (a) any taxable period ending on or before the Closing Date, and (b) with respect to a Straddle Tax Period, the portion of such taxable period ending on (and including) the Closing Date.
“Pro Rata Share” means each Seller’s pro rata share as set forth on Schedule 2 with respect to the Seller’s rights and obligations under this Agreement.
“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Procurement Laws” means all Laws that apply to a Government Contract or a Government Bid, or that apply to activities relating to the seeking, obtaining and performing of a Government Contract or a Government Bid, including activities such as proposal development and submission, negotiations, change orders, accounting, terminations, claims and audits.
“Public International Organization” means (a) any international organization formed by states, governments or other international organizations or (b) any organization that is designated by executive order pursuant to Section 1 of the United States International Organizations Immunities Act (22 U.S.C. 288).

“Purchase Price” has the meaning set forth in Section 1.2.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Disclosure Schedule” has the meaning set forth in Article 4.
“Purchaser Shares” means Class A Common Stock par value $0.01 of the Purchaser.
“Purchaser Indemnified Parties” has the meaning set forth in Section 7.1.
“Purchaser VWAP” means the volume-weighted average price of a single Purchaser Share for the 10-trading day period starting with the opening of trading on the 11th trading day prior to the respective measurement date and ending at the closing of trading on the trading day immediately prior to the respective measurement date, as reported by Bloomberg markets website (https://www.bloomberg.com/markets).
“Purchaser’s ROFR” has the meaning set forth in Section 1.9(b).
“Qualified Plan” has the meaning set forth in Section 3.16(b).
“Real Property” has the meaning set forth in Section 3.12(b).
“Registered IP” means Intellectual Property Rights that have been registered, issued, filed, certified or otherwise perfected or recorded with or by any Governmental Authority or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.
“Regulation S” has the meaning set forth in Section 2.4(a).
“Release” means any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, injecting, pumping, pouring, emptying, escaping, dumping, disposing or migration of Hazardous Materials in, on, at, or under any site or location or into the environment.
“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, consultants and other advisors, agents and representatives.
“Restricted Cash” means (a) deposits held by third parties such as landlords, (b) collateral related to hedging agreements or other Indebtedness, (c) repatriation costs associated with foreign deposits, (d) cash-like items with a maturity of greater than 30 days, (e) cash which may not be lawfully spent, distributed, loaned or released by the Acquired Companies, and (f) any other cash that the Purchaser or its Affiliates (including the Acquired Companies) will not have immediate access to the full recorded balance at the Closing.
“Restricted Persons” has the meaning set forth in Section 5.2(b).
“RWI Insurer” means Euclid Transactional, LLC.
“RWI Policy” means the representation and warranty insurance policy attached as Exhibit A.
“SEC” has the meaning set forth Section 4.5.
“SEC Filings” has the meaning set forth Section 4.5.

“Securities” has the meaning set forth in the Preamble.
“Securities Act” has the meaning set forth in Section 2.4(a).
“Sellers Disclosure Schedule” has the meaning set forth in Article 2.
“Seller Releases” has the meaning set forth in Section 1.6(a)(ii).
“Seller Representative” has the meaning set forth in Section 9.1(a).
“Sellers” has the meaning set forth in the Preamble.
“Sellers Knowledge” means the knowledge of any of the following individuals: [•]; provided that, the knowledge of any such individual will be deemed to include (a) the actual knowledge of such individual and (b) any fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in the possession of such individual or (ii) knowledge of such fact, circumstance, event or other matter that would be obtained from a reasonable and customary inquiry of the employees who (A) report directly to such individual or (B) are specifically charged with responsibility for the matter in question.
“Share Cap” has the meaning set forth in Section 1.11.
“Shares” has the meaning set forth in the Preamble.
“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and all related specifications and documentation.
“Special Claims” has the meaning set forth in Section 7.6(b).
“Straddle Tax Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.
“Subsidiary” means, with respect to a specified Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the specified Person or one or more of its Subsidiaries. When used in this Agreement without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.
“Target Closing Cash” means EUR 3,000,000.
“Target Working Capital” means EUR 1,450,000.
“Tax” or “Taxes” means (a) any national, federal, state, local, municipal, foreign or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, escheat, unclaimed property, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or any other tax of whatever kind (including any duty fee, assessment, impost or other charges in the nature of or in lieu of any tax) that is imposed by any Governmental Authority, including any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any such items, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee liability, joint and several liability, or by reason of being a member of an affiliated, consolidated, combined, unitary or other group for any period, or payable by reason of Contract assumption, operation of law, or otherwise, and (c) any Liability for the payment of amounts described in clause (a) or (b) as a result of any Tax Sharing Agreement, Tax indemnity agreement or any other express or implied agreement to pay or indemnify any other Person whether by Contract or otherwise.
“Tax Proceeding” has the meaning set forth in Section 6.3(a).
“Tax Return” means any report, return, form, document, declaration, designation, election or other information or filing that is supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, form, document, declaration, designation, election or other information.
“Tax Sharing Agreements” means all existing agreements or arrangements binding any Acquired Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax Liability.
“Taxing Authority” means with respect to any Tax, the Governmental Authority that imposes such Tax and the agency (if any) charged with the collection of such Tax for such Governmental Authority.
“Technology” means (a) Software, (b) databases, data compilations and collections, and customer and technical data, (c) data centers, (d) methods and processes, (e) devices, prototypes, designs and schematics, (f) documentation of customer consents to use their Personal Data, social media, and employee data, and (g) tangible items related to, constituting, disclosing or embodying any or all of the foregoing, including all versions thereof.
“Third Party Claim” has the meaning set forth in Section 7.6(a).
“Transfer” has the meaning set forth in Section 1.9(a).
“Transfer Notice” has the meaning set forth in Section 1.9(b).
“Transfer Taxes” means sales, use, value added, goods and services, documentary, transfer, stamp, stock transfer, real property transfer, state controlling-interest transfer or similar Taxes, fees or charges (together with any interest, penalties or additions in respect thereof) imposed by any Taxing Authority as a result of, or payable or collectible or incurred in connection with, this Agreement, including the sale of Securities. For the avoidance of doubt, Transfer Taxes shall not include (a) any income, gains, franchise, or similar Taxes or (b) any withholding Taxes that apply to amounts payable in connection with this Agreement.
“Transferred Company Plan” means each Company Plan that is either (a) sponsored or maintained by an Acquired Company, or (b) each Company Plan, maintained by the Sellers, but which is required to transfer with the Acquired Companies by operation of law.

“U.S. GAAP” means the generally accepted accounting principles in the United States of America, as in effect from time to time.
“User Documentation” means explanatory and informational materials concerning the Company Products and Company Technology, in printed or electronic form, which any Acquired Company has made available or otherwise released for distribution to customers or end-users of such Company Products and Company Technology, which may include manuals, descriptions, user or installation instructions, diagrams, printouts, listings, flow-charts and training materials, contained on visual media such as paper or photographic film, or on other physical storage media in machine readable form.
“Working Capital Adjustment” means (i) any amount (which may be expressed as a negative number) equal to the amount of the Closing Working Capital less the Target Working Capital, and (ii) solely for the purposes of determining the Estimated Cash Consideration pursuant to Section 1.3, €0.00.